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                                             COMPOSITE CONFORMED COPY












                     AGREEMENT AND PLAN OF REORGANIZATION

                                     among

                  AMERICAN TRADING AND PRODUCTION CORPORATION

                                      and

                  AMERICAN TRADING REAL ESTATE COMPANY, INC.
                                      and

                    GATEWAY GATHERING AND MARKETING COMPANY

                                      and

                                 ATAPCO, INC.


                         Dated as of  December 8, 1998

                                      and

              amended on December 29, 1998 and December 30, 1998

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                                              TABLE OF CONTENTS

                                                                     Page

ARTICLE I.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . .   2

     SECTION 1.1.  General  . . . . . . . . . . . . . . . . . . . . .   2
     SECTION 1.2.  Terms Defined Elsewhere in this Agreement  . . . .  26
     SECTION 1.3.  References; Interpretation   . . . . . . . . . . .  27

ARTICLE II.  THE REORGANIZATION . . . . . . . . . . . . . . . . . . .  27

     SECTION 2.1.  The Reorganization -General  . . . . . . . . . . .  27
     SECTION 2.2.  The Share Exchanges  . . . . . . . . . . . . . . .  28

ARTICLE III.  VALUATION; POST-EXCHANGE DATE ADJUSTMENTS . . . . . . .  29

     SECTION 3.1.  Valuation  . . . . . . . . . . . . . . . . . . . .  29
     SECTION 3.2.  First Adjusted Crown Central Valuation   . . . . .  30
     SECTION 3.3.  Second Adjusted Crown Central Valuation  . . . . .  30
     SECTION 3.4.  Vantage/Interstate Exchange  . . . . . . . . . . .  31

ARTICLE IV.  COVENANTS AND AGREEMENTS . . . . . . . . . . . . . . . .  32

     SECTION 4.1.  Information Statement and Consents; Securities
                     Laws   . . . . . . . . . . . . . . . . . . . . .  32
     SECTION 4.2.  Employee Matters   . . . . . . . . . . . . . . . .  32
     SECTION 4.3.  Certain Licenses and Permits   . . . . . . . . . .  33
     SECTION 4.4.  Transfer of Agreements . . . . . . . . . . . . . .  34
     SECTION 4.5.  Split Dollar Insurance . . . . . . . . . . . . . .  35
     SECTION 4.6.  Cash Payments  . . . . . . . . . . . . . . . . . .  35
     SECTION 4.7.  Placement of Assets  . . . . . . . . . . . . . . .  35
     SECTION 4.8.  Resignations . . . . . . . . . . . . . . . . . . .  36
     SECTION 4.9.  Directors as of the Effective Time . . . . . . . .  36
     SECTION 4.10. Calvert; Baltimore Management  . . . . . . . . . .  37
     SECTION 4.11. Charters . . . . . . . . . . . . . . . . . . . . .  37
     SECTION 4.12. No Appraisal Rights  . . . . . . . . . . . . . . .  37
     SECTION 4.13. Other Transactions . . . . . . . . . . . . . . . .  37
     SECTION 4.14. Conduct of Business Prior to Exchange Date . . . .  37
     SECTION 4.15. Directors' and Officers' Indemnification and
                     Insurance  . . . . . . . . . . . . . . . . . . .  38
     SECTION 4.16. Year 2000  . . . . . . . . . . . . . . . . . . . .  38
     SECTION 4.17. Shared Assets  . . . . . . . . . . . . . . . . . .  38
     SECTION 4.18. Further Assurances   . . . . . . . . . . . . . . .  38
     SECTION 4.19. Limited Representations or Warranties  . . . . . .  39
     SECTION 4.20. Guarantees   . . . . . . . . . . . . . . . . . . .  40
     SECTION 4.21. Witness Services   . . . . . . . . . . . . . . . .  42
     SECTION 4.22. Compliance with IRS Ruling   . . . . . . . . . . .  42

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     SECTION 4.23. Transfers Not Effected Prior to the Share
                     Exchanges; Transfers Deemed Effective as of the
                     Exchange Date  . . . . . . . . . . . . . . . . .  44
     SECTION 4.24. Conveyancing and Assumption Instruments  . . . . .  44
     SECTION 4.25. Ancillary Agreements . . . . . . . . . . . . . . .  45
     SECTION 4.26. Preparation of Audited Balance Sheets  . . . . . .  45
     SECTION 4.27. Unpaid Senior Notes  . . . . . . . . . . . . . . .  45
     SECTION 4.28. Lease Liability Adjustments  . . . . . . . . . . .  45

ARTICLE V.  CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . .  46

     SECTION 5.1.  Conditions to the ATAPCO Merger and Share
                     Exchanges  . . . . . . . . . . . . . . . . . . .  46

ARTICLE VI.  SHARED LIABILITIES AND INDEMNIFICATION . . . . . . . . .  48

     SECTION 6.1.  Shared Liability Account . . . . . . . . . . . . .  48
     SECTION 6.2.  Payment of Shared Liabilities from Shared
                     Liability Account  . . . . . . . . . . . . . . .  49
     SECTION 6.3.  Other Provisions Regarding Shared Liabilities  . .  50
     SECTION 6.4.  Indemnification Obligations  . . . . . . . . . . .  51
     SECTION 6.5.  Procedures for Indemnification With Respect to
                     Third Party Claims . . . . . . . . . . . . . . .  51
     SECTION 6.6.  Procedures for Third Party Claims That Are for
                     Shared Liabilities . . . . . . . . . . . . . . .  54
     SECTION 6.7.  Indemnification and Contribution Payments  . . . .  55
     SECTION 6.8.  Tax Treatment of Indemnification and
                     Contribution Payments  . . . . . . . . . . . . .  55

ARTICLE VII.  ACCESS TO INFORMATION . . . . . . . . . . . . . . . . .  55

     SECTION 7.1.  Provision of Corporate Records . . . . . . . . . .  55
     SECTION 7.2.  Access to Information  . . . . . . . . . . . . . .  57
     SECTION 7.3.  Reimbursement; Other Matters . . . . . . . . . . .  57
     SECTION 7.4.  Confidentiality  . . . . . . . . . . . . . . . . .  57
     SECTION 7.5.  Privileged Matters . . . . . . . . . . . . . . . .  58
     SECTION 7.6.  Ownership of Information . . . . . . . . . . . . .  60
     SECTION 7.7.  Limitation of Liability  . . . . . . . . . . . . .  61
     SECTION 7.8.  Other Agreements Providing for Exchange of
                     Information  . . . . . . . . . . . . . . . . . .  61

ARTICLE VIII.  ADMINISTRATIVE SERVICES  . . . . . . . . . . . . . . .  61

     SECTION 8.1.  Performance of Services  . . . . . . . . . . . . .  61
     SECTION 8.2.  Independence . . . . . . . . . . . . . . . . . . .  61

ARTICLE IX.  DISPUTE RESOLUTION . . . . . . . . . . . . . . . . . . .  62

     SECTION 9.1.  Negotiation  . . . . . . . . . . . . . . . . . . .  62
     SECTION 9.2.  Arbitration  . . . . . . . . . . . . . . . . . . .  62
     SECTION 9.3.  Continuity of Service and Performance  . . . . . .  63

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ARTICLE X.  INSURANCE   . . . . . . . . . . . . . . . . . . . . . . .  63

     SECTION 10.1.  Policies and Rights Included Within Assets  . . .  63
     SECTION 10.2.  Post-Exchange Date Claims . . . . . . . . . . . .  65
     SECTION 10.3.  Administration; Other Matters . . . . . . . . . .  67
     SECTION 10.4.  Agreement for Waiver of Conflict and Shared
                      Defense . . . . . . . . . . . . . . . . . . . .  69
     SECTION 10.5.  Cooperation . . . . . . . . . . . . . . . . . . .  69

ARTICLE XI.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . .  70

     SECTION 11.1.  Complete Agreement; Construction  . . . . . . . .  70
     SECTION 11.2.  Ancillary Agreements  . . . . . . . . . . . . . .  70
     SECTION 11.3.  Counterparts  . . . . . . . . . . . . . . . . . .  70
     SECTION 11.4.  Survival of Agreements  . . . . . . . . . . . . .  70
     SECTION 11.5.  Expenses  . . . . . . . . . . . . . . . . . . . .  70
     SECTION 11.6.  Notices . . . . . . . . . . . . . . . . . . . . .  71
     SECTION 11.7.  Waivers . . . . . . . . . . . . . . . . . . . . .  72
     SECTION 11.8.  Amendments  . . . . . . . . . . . . . . . . . . .  72
     SECTION 11.9.  Assignment  . . . . . . . . . . . . . . . . . . .  72
     SECTION 11.10. Successors and Assigns . . . . . . . . . . . . .   73
     SECTION 11.11. Termination  . . . . . . . . . . . . . . . . . .   73
     SECTION 11.12. Subsidiaries . . . . . . . . . . . . . . . . . .   73
     SECTION 11.13. Third Party Beneficiaries  . . . . . . . . . . .   74
     SECTION 11.14. Title and Headings . . . . . . . . . . . . . . .   74
     SECTION 11.15. Schedules  . . . . . . . . . . . . . . . . . . .   74
     SECTION 11.16. GOVERNING LAW  . . . . . . . . . . . . . . . . .   74
     SECTION 11.17. Consent to Jurisdiction  . . . . . . . . . . . .   74
     SECTION 11.18. Severability . . . . . . . . . . . . . . . . . .   75


Exhibit A        Agreement and Plan of Merger between American Trading and
                 Production Corporation and Atapco, Inc.

Exhibit B        Agreement and Plan of Merger between American Trading Real
                 Estate Properties, Inc. and Atapco, Inc.

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               Schedules to Agreement and Plan of Reorganization


Schedule         Description

1.1(d)           Aggregate Valuation
1.1(o)(i)        ATRECO Assets
1.1(p)           ATRECO Group Balance Sheet
1.1(q)           Description of ATRECO Real Estate Business
1.1(s)           ATRECO Form of Consent, Letter of Representations and Power
                 of Attorney
1.1(t)(i)        ATRECO Group Contracts
1.1(u)           Business Entities Comprising the ATRECO Group
1.1(w)(i)        Exceptions to ATRECO Liabilities
1.1(ac)          Members of ATRECO Stockholder Group
1.1(ah)(i)       Baltimore Management Assets
1.1(ai)          Baltimore Management Group Balance Sheet
1.1 (aj)         Baltimore Management Business
1.1(ak)(i)       Baltimore Management Group Contracts
1.1(al)          Business Entities Comprising Baltimore Management Group
1.1(aq)(i)       Calvert Assets
1.1(ar)          Calvert Group Balance Sheet
1.1(at)(i)       Calvert Group Contracts
1.1(au)          Business Entities Comprising the Calvert Group
1.1(ba)          Conveyancing and Assumption Instruments
1.1(bf)(i)       Gateway Assets
1.1(bg)          Gateway Group Balance Sheet
1.1(bh)          Description of Gateway Business
1.1(bj)          Gateway Form of Consent, Letter of Representations and Power
                 of Attorney
1.1(bk)(i)       Gateway Group Contracts
1.1(bl)          Business Entities Comprising the Gateway Group
1.1(bn)(i)       Exceptions to Gateway Liabilities
1.1(bt)          Members of Gateway Stockholder Group
1.1(ce)(i)       New ATAPCO Assets
1.1(cf)          New ATAPCO Group Balance Sheet
1.1(cg)          Description of New ATAPCO Real Estate Business
1.1(ch)          New ATAPCO Consent, Letter of Representations and Power of
                 Attorney
1.1(ci)(i)       New ATAPCO Group Contracts
1.1(cj)          Business Entities Comprising the New ATAPCO Group
1.1(cl)(i)       Exceptions to New ATAPCO Liabilities
1.1(cq)          Members of New ATAPCO Stockholder Group
2.1(a)           Reorganization Steps

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4.2(a)(i)        New ATAPCO Employees
4.2(a)(ii)       ATRECO Employees
4.2(a)(iii)      Gateway Employees
4.2(a)(iv)       Calvert Employees
4.2(a)(v)        Baltimore Management Employees
4.3(a)(i)        New ATAPCO Licenses and Permits
4.3(a)(ii)       ATRECO Licenses and Permits
4.3(a)(iii)      Gateway Licenses and Permits
4.3(a)(iv)       Calvert Licenses and Permits
4.3(a)(v)        Baltimore Management Licenses and Permits
4.5              Allocation of Split Dollar Asset and AFR Loan Receivable
4.6(a)           ATAPCO Debt
4.9              Directors of AI, ATRECO and Gateway
4.10(a)          Calvert Limited Liability Company Agreement
4.10(b)          Baltimore Management Limited Liability Company Agreement
4.11(a)          ATRECO Charter
4.11(b)          Gateway Charter
4.11(c)          AI Certificate of Incorporation
4.17             Shared Assets
4.20(a)(i)       Guarantees of ATRECO and Gateway Liabilities by New ATAPCO
4.20(b)          Guarantees of New ATAPCO and Gateway Liabilities by ATRECO
4.20(c)          Guarantees of New ATAPCO and ATRECO Liabilities by Gateway
4.20(e)          Guarantees of Calvert and Baltimore Management Liabilities
5.1(i)           Certification of Satisfaction or Waiver of Conditions
7.7(b)           Continuing Agreements Between or Among the Parties

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                     AGREEMENT AND PLAN OF REORGANIZATION

          AGREEMENT AND PLAN OF REORGANIZATION, dated as of December 8, 1998, and amended on December 29, 1998 and December 30, 1998 (collectively, this "Agreement"), by and among AMERICAN TRADING AND PRODUCTION CORPORATION, a Maryland corporation ("ATAPCO"), AMERICAN TRADING REAL ESTATE COMPANY, INC., a Maryland corporation ("ATRECO"), GATEWAY GATHERING AND MARKETING COMPANY, a Maryland corporation ("GATEWAY"), and ATAPCO, INC. a Delaware corporation ("AI").

          WHEREAS, ATRECO, Gateway and AI are indirect or direct wholly-owned subsidiaries of ATAPCO;

          WHEREAS, ATAPCO, acting through its direct and indirect subsidiaries, currently conducts a number of businesses, including, without limitation, (i) real estate ownership, management and development (the "Real Estate Business"), (ii) oil and gas exploration and production, and oil and gas gathering, marketing and trading, (iii) commercial sound and communications product manufacturing and distribution (the "Atlas/Soundolier Business"), (iv) office products manufacturing and distribution (the "OPG Business"), (v) domestic and international distribution of proprietary electronic access control systems (the "Northern Computers Business") and (vi) the manufacture, sale and installation of high-quality amplifiers and electronic devices (the "Millbank Electronics Business");

          WHEREAS, ATAPCO indirectly holds substantial investment assets, including, without limitation, (i) shares of common stock of Amoco Corporation (the "Amoco Common Stock"), (ii) shares of common stock of First Union Corporation (the "First Union Common Stock"), (iii) shares of common stock of Capital One Financial Corporation (the "Capital One Common Stock") (the Amoco Common Stock, the First Union Common Stock and the Capital One Common Stock are collectively referred to herein as the "Principal Common Stock Investments"), (iv) shares of class A common stock ("Crown Central Class A Common Stock") and shares of class B common stock ("Crown Central Class B Common Stock" and collectively with the Crown Central Class A Common Stock, the "Crown Central Common Stock") of Crown Central Petroleum Corporation ("Crown Central"), and (v) shares of common stock of ISA International Plc (the "ISA International Common Stock");

          WHEREAS, the Board of Directors of ATAPCO has determined that it is appropriate, desirable and in the best interests of the holders of shares of the ATAPCO Common Stock (as defined herein) to consummate the transactions contemplated herein;

          WHEREAS, each of ATAPCO, ATRECO, Gateway and AI has determined that it is necessary and desirable to set forth the transactions required to effect the Reorganization (as defined herein) and to set forth other agreements that will govern certain other matters.

          NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and intending to be legally bound hereby, ATAPCO, ATRECO, Gateway and AI agree as follows:
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ARTICLE I.  DEFINITIONS

     SECTION 1.1. General. As used in this Agreement, the following terms shall have the following meanings:

     (a) "Action" shall mean any action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitrator.

     (b)  "Administrative Services Agreement" shall mean the
Administrative Services Agreement to be entered into among Baltimore Management, ATAPCO, AI, ATRECO, Gateway, and Calvert.

     (c) "Affiliate" shall mean, when used with respect to a specified Person, another Person that controls, is controlled by, or is under common control with the Person specified. As used in this Section 1.1(c), "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise.

     (d) "Aggregate Valuation" shall mean the aggregate value as set forth on Schedule 1.1(d) of those Assets of the ATAPCO Group described on
Schedule 1.1(d), as adjusted in accordance with Section 3.1.

     (e) "Ancillary Agreements" shall mean the Conveyancing and Assumption Agreements, the Employee Benefits Agreement, the Intellectual Property Agreement, the Tax Allocation Agreement, the Administrative Services Agreement and the Amended and Restated Limited Liability Company Agreements for Calvert and Baltimore Management.

     (f) "Assets" shall mean assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including, without limitation, the following:

          (i) all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;

          (ii) all apparatus, computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, aircraft and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

          (iii) all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products;

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          (iv) all interests in real property of whatever nature,
          including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

          (v) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

          (vi) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments;

          (vii) all deposits, letters of credit and performance and surety bonds;

          (viii) all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

          (ix) all domestic and foreign patents, copyrights, trade names, trademarks, service marks and registrations and applications for any of the foregoing, mask works, trade secrets, inventions, data bases, other proprietary information and licenses from third Persons granting the right to use any of the foregoing;

          (x) all computer applications, programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation and instructions;

          (xi) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

          (xii) all prepaid expenses, trade accounts and other accounts and notes receivable;

          (xiii) all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

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          (xiv) all rights under Policies and all rights in the nature of insurance, indemnification or contribution;

          (xv) all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority;

          (xvi) cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

          (xvii) interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

     (g)  "ATAPCO" shall mean American Trading and Production
Corporation, a Maryland corporation (and any successor thereto, including
AI), prior to the Effective Time.

     (h) "ATAPCO Class A Common Stock" shall mean the Class A common stock, without par value, of ATAPCO.

     (i) "ATAPCO Class B Common Stock" shall mean the Class B common stock, without par value, of ATAPCO.

     (j) "ATAPCO Common Stock" shall mean collectively the ATAPCO Class A Common Stock and the ATAPCO Class B Common Stock.

     (k) "ATAPCO Group" shall mean ATAPCO, its Subsidiaries and any predecessors thereto, as in existence at or at any time within one year prior to the Effective Time for all purposes other than Section 1.1(cw), for which purpose only, it shall mean ATAPCO, its Subsidiaries and any predecessors thereto, as in existence at or at any time prior to the Effective Time.

     (l) "ATAPCO Merger" shall mean the merger of ATAPCO with and into AI, with AI as the surviving corporation, as more fully described in the ATAPCO Merger Agreement and in Schedule 2.1(a).

     (m) "ATAPCO Merger Agreement" shall mean the Agreement and Plan of Merger, substantially in the form attached hereto as Exhibit A, providing for the ATAPCO Merger.

     (n) "ATRECO" shall mean American Trading Real Estate Company, Inc., a Maryland corporation.

     (o)  "ATRECO Assets" shall mean:

          (i) 62% of any Asset relating to the swap transaction involving Corporate Value Partners, LLC and NationsBank, N.A. and those Assets identified on Schedule 1.1(o)(i) hereto, all such Assets expressly intended by this Agreement to be held and owned by members of the ATRECO Group immediately following the Effective Time;

          (ii) subject to Article X, any rights of any member of the ATRECO Group under any of the ATRECO Policies and the ATRECO

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          Shared Policies, including any rights thereunder arising after the Exchange Date in respect of any Policies that are occurrence Policies with respect to occurrences that occur prior to the Effective Time;

          (iii) any ATRECO Contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to or arising from any ATRECO Asset or the ATRECO Business;

          (iv) any Assets reflected on the ATRECO Balance Sheet or the accounting records supporting such balance sheet; and

          (v) any and all Assets owned or held immediately prior to the Effective Time by ATAPCO or any of its Subsidiaries (including Gateway and its Subsidiaries) primarily relating to or used in the ATRECO Business. The intention of this clause (v) is only to rectify any inadvertent omission of transfer or conveyance of any Asset that, had the parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as an ATRECO Asset. No Asset shall be deemed to be an ATRECO Asset solely as a result of this clause (v) if such Asset is within the category or type of Asset expressly covered by the subject matter of an Ancillary Agreement. In addition, no Asset shall be deemed an ATRECO Asset solely as a result of this clause (v) unless a claim with respect thereto is made by ATRECO on or prior to the first anniversary of the Exchange Date.

          Notwithstanding the foregoing clauses (i) to (v), the ATRECO Assets shall in any event exclude any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or transferred to any member of the New ATAPCO Group, the Gateway Group, the Calvert Group or the Baltimore Management Group.

          In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not an ATRECO Asset, any item explicitly included on Schedule 1.1(o)(i) shall take priority over any provision of the text hereof.

     (p) "ATRECO Balance Sheet" shall mean the audited consolidated balance sheet of the ATRECO Group as of the Exchange Date immediately following the Effective Time, including the notes thereto, to be prepared pursuant to Section 4.26 in accordance with United States generally accepted accounting principles ("GAAP") consistently applied. For information purposes only, an unaudited pro forma consolidated balance sheet of the ATRECO Group as of June 30, 1998, is set forth as Schedule 1.1(p) hereto.

     (q) "ATRECO Business" shall mean that portion of the Real Estate Business described in Schedule 1.1(q).

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     (r)  "ATRECO Common Stock" shall mean the common stock, par value
$.01 per share, of ATRECO.

     (s)  "ATRECO Consent, Letter of Representations and Power of
Attorney" shall mean a written consent, letter of representations and power of attorney substantially in the form attached hereto as Schedule 1.1(s).

     (t) "ATRECO Contracts" shall mean the following contracts and agreements to which ATAPCO or any of its Subsidiaries is a party or by which ATAPCO or any of its Subsidiaries or any of their respective Assets is bound, whether or not in writing, except for any such contract or agreement that is expressly contemplated to be transferred or assigned to, or retained by, any member of the New ATAPCO Group, the Gateway Group, the Calvert Group or the Baltimore Management Group, in each case, pursuant to any provision of this Agreement or any Ancillary Agreement:

          (i)  any contract or agreement listed or described on Schedule
          1.1(t)(i);

          (ii) any contract or agreement entered into in the name of, or expressly on behalf of, any division, business unit or member of the ATRECO Group to the extent related to the ATRECO
          Business or the ATRECO Assets;

          (iii) any contract or agreement that relates primarily to the ATRECO Business;

          (iv) any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be transferred or assigned to, or retained by, any member of the ATRECO Group; and

          (v) any guarantee, indemnity, representation or warranty of any division, business unit or member of the ATRECO Group to the extent related to the ATRECO Business or the ATRECO
          Assets.

     (u) "ATRECO Group" shall mean, immediately following the Effective Time, ATRECO and each Subsidiary of ATAPCO which is a Subsidiary of ATRECO immediately following the Effective Time as identified on Schedule 1.1(u) hereto, which Schedule also indicates the amount of ATRECO's ownership interest therein.

     (v) "ATRECO Indemnitees" shall mean each member of the ATRECO Group, each of their respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

     (w)  "ATRECO Liabilities" shall mean:

          (i) all Liabilities (except (x) any Liability set forth on Schedule 1.1(w)(i), (y) any employee-related Liabilities that are subject to the Employee Benefits Agreement, and (z) any

          Taxes that are subject to the Tax Allocation Agreement) primarily relating to, arising out of or resulting from:

               (A) the operation of the ATRECO Business, as conducted at any time prior to, on or after the Exchange Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority)); or

               (B) the operation at any time after the Effective Time of any business conducted by ATRECO or any Subsidiary of ATRECO (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority));

          (ii) any Liability of ATRECO in respect of its portion of the split dollar insurance Assets described in Section 4.5 following the Effective Time;

         (iii) subject to Section 4.28 hereof, 31.58% (which shall be increased to 33.33% from and following the date Calvert ceases to use office space in The Blaustein Building) of the total costs incurred following the Effective Time under ATAPCO's and ATREPO's existing leases for the office space on the 14th, 23rd and 24th floors in The Blaustein Building and 100% of the total costs incurred following the Effective Time in connection with parking spaces used in the parking garages of the Blaustein Building and/or the W.R. Grace Building by employees of ATRECO;

          (iv) 62% of any Liability relating to the swap transaction involving Corporate Value Partners, LLC and NationsBank, N.A.;

          (v) any other Liability specifically identified as an "ATRECO Liability" elsewhere in this Agreement or in any Ancillary Agreement; and

          (vi) 37.925% of the Shared Liabilities.

          Notwithstanding the foregoing clauses (i) to (vi), the ATRECO Liabilities shall not include:

               (x) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or assumed by any member of the New ATAPCO Group, the Gateway Group, the Calvert Group or the Baltimore Management Group; or

               (y) all agreements and obligations of any member of the New ATAPCO Group, the Gateway Group, the Calvert Group or the Baltimore Management Group under this Agreement or any of the Ancillary Agreements to be performed after the Effective Time.

     (x)  "ATRECO Percentage" shall mean 37.925%.

     (y) "ATRECO Policies" shall mean all Policies, current or past, which are owned or maintained by or on behalf of ATAPCO or any Subsidiary of ATAPCO immediately prior to the Effective Time which relate to the ATRECO Business but do not relate to the New ATAPCO Business, the Gateway Business, the Calvert Business or the Baltimore Management Business.

     (z) "ATRECO Share Exchange" shall mean the exchange at the Effective Time of shares of ATRECO Common Stock for all of the shares of ATAPCO Common Stock held by the ATRECO Stockholders, as more fully described in Section 2.2.

     (aa) "ATRECO Shared Policies" shall mean all Policies, current or past, which are owned or maintained by or on behalf of ATAPCO or any Subsidiary of ATAPCO immediately prior to the Effective Time which relate in part to the ATRECO Business and in part to the New ATAPCO, Gateway, Baltimore Management or Calvert Businesses.

     (ab) "ATRECO Stockholder" shall mean any member of the ATRECO Stockholder Group.

     (ac) "ATRECO Stockholder Group" shall mean the ATAPCO stockholders set forth on Schedule 1.1(ac).

     (ad) "ATREPO" shall mean American Trading Real Estate Properties, Inc., a Maryland corporation.

     (ae) "ATREPO Merger" shall mean the merger of ATREPO with and into AI, with AI as the surviving corporation, as more fully described in the ATREPO Merger Agreement.

     (af) "ATREPO Merger Agreement" shall mean the Agreement and Plan of Merger, substantially in the form attached hereto as Exhibit B, providing for the ATREPO Merger.

     (ag) "Baltimore Management" shall mean Baltimore Management
Services, LLC, a Maryland limited liability company.

     (ah) "Baltimore Management Assets" shall mean:

          (i) those Assets identified on Schedule 1.1(ah)(i) hereto, all such Assets expressly intended by this Agreement to be held and owned by members of the Baltimore Management Group immediately following the Effective Time;

          (ii) subject to Article X, any rights of any member of the Baltimore Management Group under any of the Baltimore
          Management Policies and the Baltimore Management Shared

          Policies, including any rights thereunder arising after the Exchange Date in respect of any Policies that are occurrence Policies, with respect to occurrences that occur prior to the Effective Time;

          (iii) any Baltimore Management Contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to or arising from any Baltimore Management Asset or Baltimore Management Business;

          (iv) any Assets reflected on the Baltimore Management Balance Sheet or the accounting records supporting such balance sheet; and

          (v) any and all Assets owned or held immediately prior to the Effective Time by ATAPCO or any of its Subsidiaries (including ATRECO, Gateway and their Subsidiaries) primarily relating to or used in the Baltimore Management Business. The intention of this clause (v) is only to rectify any inadvertent omission of transfer or conveyance of any Asset that, had the parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as a Baltimore Management Asset. No Asset shall be deemed to be a Baltimore Management Asset solely as a result of this clause if such Asset is within the category or type of Asset expressly covered by the subject matter of an Ancillary Agreement. In addition, no Asset shall be deemed a Baltimore Management Asset solely as a result of this clause (v) unless a claim with respect thereto is made by Baltimore Management or on behalf of Baltimore Management by New ATAPCO, ATRECO or Gateway on or prior to the first anniversary of the Exchange Date.

          Notwithstanding the foregoing clauses (i) to (v), the Baltimore Management Assets shall in any event exclude any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or transferred to any member of the New ATAPCO Group, the ATRECO Group, the Gateway Group or the Calvert Group.

          In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not a Baltimore Management Asset, any item explicitly included on
          Schedule 1.1(ah)(i) shall take priority over any provision of the text hereof.

     (ai) "Baltimore Management Balance Sheet" shall mean the consolidated balance sheet of the Baltimore Management Group as of the Exchange Date immediately following the Effective Time, including the notes thereto, to be prepared pursuant to Section 4.26 in accordance with GAAP consistently applied. For information purposes only, an unaudited pro forma consolidated balance sheet of the Baltimore Management Group as of June 30, 1998, is set forth as Schedule 1.1(ai) hereto.

     (aj) "Baltimore Management Business" shall be as set forth on
Schedule 1.1(aj).

     (ak) "Baltimore Management Contracts" shall mean the following contracts and agreements to which ATAPCO or any of its Subsidiaries is a party or by which ATAPCO or any of its Subsidiaries or any of their respective Assets is bound, whether or not in writing, except for any such contract or agreement that is expressly contemplated to be transferred or assigned to any member of the New ATAPCO Group, the ATRECO Group, the Gateway Group or the Calvert Group, in each case, pursuant to any provision of this Agreement or any Ancillary Agreement:

          (i)  any contracts or agreements listed or described on
          Schedule 1.1(ak)(i);

          (ii) any contract or agreement entered into in the name of, or expressly on behalf of, any division, business unit or member of the Baltimore Management Group to the extent related to the Baltimore Management Business or the Baltimore Management Assets;

          (iii) any contract or agreement that relates primarily to the Baltimore Management Business;

          (iv) any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be transferred or assigned to, or retained by, any member of the Baltimore Management Group; and

          (v) any guarantee, indemnity, representation or warranty of any division, business unit or member of the Baltimore Management Group to the extent related to the Baltimore Management Business or the Baltimore Management Assets.

     (al) "Baltimore Management Group" shall mean, immediately following the Effective Time, Baltimore Management and each Subsidiary of ATAPCO which is a Subsidiary of Baltimore Management immediately following the Effective Time as identified on Schedule 1.1(al) hereto, which Schedule also indicates the amount of Baltimore Management's interest therein.

     (am) "Baltimore Management Liabilities" shall mean:

          (i)  all Liabilities (except (x) any employee-related
          Liabilities that are subject to the Employee Benefits
          Agreement and (y) any Taxes that are subject to the Tax
          Allocation Agreement) primarily relating to, arising out of or resulting from:

               (A) the operation of the Baltimore Management Business (including, without limitation, the performance by Baltimore Management pursuant to Article VIII hereof of certain administrative services), as conducted at any time prior to, on or after the Exchange Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority)); or

               (B) the operation at any time after the Effective Time of any business conducted by Baltimore Management or any Subsidiary of Baltimore Management (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority));

          (ii) any other Liability specifically identified as a "Baltimore Management Liability" elsewhere in this Agreement or in any Ancillary Agreement; and

          (iii) subject to Section 4.28 hereof, 29.68% of the total costs incurred following the Effective Time under ATAPCO's and ATREPO's existing leases for the office space on the 14th, 23rd and 24th floors in The Blaustein Building, 100% of the total costs incurred following the Effective Time under ATAPCO's and ATRECO's existing leases for the storage space in the basements of The Blaustein Building and the W.R. Grace Building, and 100% of the total costs incurred following the Effective Time in connection with parking spaces used in the parking garages of The Blaustein Building and/or the W.R. Grace Building by employees of Baltimore Management.

          Notwithstanding the foregoing clauses (i) to (iii), the Baltimore Management Liabilities shall not include:

               (x) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or assumed by any member of the New ATAPCO Group, the ATRECO Group, the Gateway Group or the Calvert Group; or

               (y) all agreements and obligations of any member of the New ATAPCO Group, the ATRECO Group, the Gateway Group or the Calvert Group under this Agreement or any of the Ancillary Agreements to be performed after the Effective Time.

     (an) "Baltimore Management Policies" shall mean all Policies, current or past, which are owned or maintained by or on behalf of ATAPCO or any Subsidiary of ATAPCO immediately prior to the Effective Time which relate to the Baltimore Management Business but do not relate to the New ATAPCO Business, the ATRECO Business, the Gateway Business or the Calvert Business.

     (ao) "Baltimore Management Shared Policies" shall mean all
Policies, current or past, which are owned or maintained by or on behalf of ATAPCO or any Subsidiary of ATAPCO immediately prior to the Effective Time which relate in part to the Baltimore Management Business and in part to the New ATAPCO, ATRECO, Gateway or Calvert Businesses.

     (ap) "Calvert" shall mean Calvert Holdings, LLC, a Maryland limited liability company.

     (aq) "Calvert Assets" shall mean any Asset of ATAPCO or any Subsidiary of ATAPCO that is not an ATRECO Asset, a Baltimore Management Asset, a Gateway Asset or a New ATAPCO Asset, including but not limited to:

          (i) those Assets identified on Schedule 1.1(aq)(i) hereto, all such Assets expressly intended by this Agreement to be held and owned by members of the Calvert Group immediately following the Effective Time;

          (ii) subject to Article X, any rights of any member of the Calvert Group under any of the Calvert Policies or Calvert Shared Policies, including any rights thereunder arising after the Exchange Date in respect of any Policies that are occurrence Policies with respect to occurrences that are prior to the Effective Time;

          (iii) any Calvert Contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to or arising from any Calvert Asset or Calvert Business;

          (iv) any Assets reflected on the Calvert Balance Sheet or the accounting records supporting such balance sheet; and

          (v) any and all Assets owned or held immediately prior to the Effective Time by ATAPCO or any of its Subsidiaries (including ATRECO, Gateway and their Subsidiaries) primarily relating to or used in the Calvert Business. The intention of this clause
          (v) is only to rectify any inadvertent omission of transfer or conveyance of any Asset that, had the parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as a Calvert Asset. No Asset shall be deemed to be a Calvert Asset solely as a result of this clause if such Asset is within the category or type of Asset expressly covered by the subject matter of an Ancillary Agreement. In addition, no Asset shall be deemed a Calvert Asset solely as a result of this clause (v) unless a claim with respect thereto is made by Calvert or on behalf of Calvert by New ATAPCO, ATRECO or Gateway on or prior to the first anniversary of the Exchange Date.

          Notwithstanding the foregoing clauses (i) to (v), the Calvert Assets shall in any event exclude any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or transferred to any member of the New ATAPCO Group, the ATRECO Group, the Gateway Group or the Baltimore Management Group.

          In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not a Calvert Asset, any item explicitly included on Schedule 1.1(aq)(i) shall take priority over any provision of the text hereof.

     (ar) "Calvert Balance Sheet" shall mean the consolidated balance sheet of the Calvert Group as of the Exchange Date immediately following the Effective Time, including the notes thereto, to be prepared pursuant to Section 4.26 in accordance with GAAP consistently applied. For information purposes only, an unaudited pro forma consolidated balance sheet of the Calvert Group as of June 30, 1998, is set forth as Schedule 1.1(ar) hereto.

     (as) "Calvert Business" shall mean the Atlas/Soundolier Business, the OPG Business, the Northern Computers Business, the Millbank Electronics Business, the ownership and operation of the Monroe Property and the ownership of ISA International Common Stock, to the extent held by ATAPCO or any of its Subsidiaries immediately prior to the Effective Time.

     (at) "Calvert Contracts" shall mean the following contracts and agreements to which ATAPCO or any of its Subsidiaries is a party or by which ATAPCO or any of its Subsidiaries or any of their respective Assets is bound, whether or not in writing, except for any such contract or agreement that is expressly contemplated to be transferred or assigned to any member of the New ATAPCO Group, the ATRECO Group, the Gateway Group or the Baltimore Management Group, in each case, pursuant to any provision of this Agreement or any Ancillary Agreement:

          (i)  any contracts or agreements listed or described on
          Schedule 1.1(at)(i);

          (ii) any contract or agreement entered into in the name of, or expressly on behalf of, any division, business unit or member of the Calvert Group to the extent related to the Calvert Business or the Calvert Assets;

          (iii) any contract or agreement that relates primarily to the Calvert Business;

          (iv) any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be transferred or assigned to, or retained by, any member of the Calvert Group; and

          (v) any guarantee, indemnity, representation or warranty of any division, business unit or member of the Calvert Group to the extent related to the Calvert Business or the Calvert Assets.

     (au) "Calvert Group" shall mean, immediately following the Effective Time, Calvert and each Subsidiary of ATAPCO which is a Subsidiary of Calvert immediately following the Effective Time as identified on Schedule 1.1(au) hereto, which Schedule also indicates the amount of Calvert's ownership interest therein.

     (av) "Calvert Liabilities" shall mean:

          (i)  all Liabilities (except (x) any employee-related
          Liabilities that are subject to the Employee Benefits
          Agreement and (y) any Taxes that are subject to the Tax
          Allocation Agreement) primarily relating to, arising out of or resulting from:

               (A) the operation of the Calvert Business, as conducted at any time prior to, on or after the Exchange Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority)); or

               (B) the operation at any time after the Effective Time of any business conducted by Calvert (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority));

          (ii) any other Liability specifically identified as a "Calvert Liability" elsewhere in this Agreement or in any Ancillary Agreement;

          (iii) subject to Section 4.28 hereof, 1.75% of the total costs incurred following the Effective Time under ATAPCO's and ATREPO's existing leases for the office space on the 14th, 23rd and 24th floors in The Blaustein Building and 100% of the total costs incurred following the Effective Time in connection with parking spaces used in the parking garages of The Blaustein Building and/or the W.R. Grace Building by employees of Calvert; and

          (iv) any Liability on, relating to, or arising out of or in connection with any compensation (including incentive compensation) to be paid to Hans Fristedt for or relating to his services to Calvert.

          Notwithstanding the foregoing clauses (i) to (iv), the Calvert Liabilities shall not include:

               (x) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or assumed by any member of the New ATAPCO

               Group, the ATRECO Group, the Gateway Group or the
               Baltimore Management Group; or

               (y) all agreements and obligations of any member of the New ATAPCO Group, the ATRECO Group, the Gateway Group or the Baltimore Management Group under this Agreement or any of the Ancillary Agreements to be performed after the Effective Time.

     (aw) "Calvert Policies" shall mean all Policies, current or past, which are owned or maintained by or on behalf of ATAPCO or any Subsidiary of ATAPCO immediately prior to the Effective Time which relate to the Calvert Business but do not relate to the New ATAPCO Business, the ATRECO Business, the Gateway Business or the Baltimore Management Business.

     (ax) "Calvert Shared Policies" shall mean all Policies, current or past, which are owned or maintained by or on behalf of ATAPCO or any Subsidiary of ATAPCO immediately prior to the Effective Time which relate in part to the Calvert Business, and in part to the New ATAPCO, ATRECO, Gateway or Baltimore Management Businesses.

     (ay) "Claims Administration" shall mean the processing of claims made under the Policies and the Shared Policies, including, without limitation, the reporting of claims to the insurance carriers and the management of the defense of claims.

     (az) "Code" shall mean the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder, including any successor legislation.

     (ba) "Conveyancing and Assumption Instruments" shall mean, collectively, the various agreements, instruments and other documents to be entered into to effect the transfer of Assets and the assumption of Liabilities in the manner contemplated by this Agreement or any Ancillary Agreement, or otherwise arising out of or relating to the transactions contemplated by this Agreement or any Ancillary Agreement, which shall be in substantially the forms attached hereto as Schedule 1.1(ba) for transfers to be effected pursuant to the laws of one of the states of the United States, or, if not appropriate for a given transfer, and for transfers to be effected pursuant to non-U.S. Laws, shall be in such other form or forms as the parties agree and as may be required by the laws of the relevant jurisdiction.

     (bb) "Effective Time" shall mean 11:59 p.m., Maryland time, on the Exchange Date.

     (bc) "Employee Benefits Agreement" shall mean the Employee Benefits Agreement to be entered into among ATAPCO, ATRECO, AI, Gateway, Calvert and Baltimore Management.

     (bd) "Exchange Date" shall mean December 31, 1998.

     (be) "Gateway" shall mean Gateway Gathering and Marketing Company, a Maryland corporation.

     (bf) "Gateway Assets" shall mean:

          (i) 38% of any Asset relating to the swap transaction involving Corporate Value Partners, LLC and NationsBank, N.A. and those Assets identified on Schedule 1.1(bf)(i) hereto, all such Assets expressly intended by this Agreement to be held and owned by members of the Gateway Group immediately following the Effective Time;

          (ii) subject to Article X, any rights of any member of the Gateway Group under any of the Gateway Policies or Gateway Shared Policies, including any rights thereunder arising after the Exchange Date in respect of any Policies that are occurrence Policies with respect to occurrences that are prior to the Effective Time;

          (iii) any Gateway Contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to or arising from any Gateway Asset or the Gateway Business;

          (iv) any Assets reflected on the Gateway Balance Sheet or the accounting records supporting such balance sheet; and

          (v) any and all Assets owned or held immediately prior to the Effective Time by ATAPCO or any of its Subsidiaries (including ATRECO and its Subsidiaries) primarily relating to or used in the Gateway Business. The intention of this clause (v) is only to rectify any inadvertent omission of transfer or conveyance of any Asset that, had the parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as a Gateway Asset. No Asset shall be deemed to be a Gateway Asset solely as a result of this clause (v) if such Asset is within the category or type of Asset expressly covered by the subject matter of an Ancillary Agreement. In addition, no Asset shall be deemed a Gateway Asset solely as a result of this clause (v) unless a claim with respect thereto is made by Gateway on or prior to the first anniversary of the Exchange Date.

          Notwithstanding the foregoing clauses (i) to (v), the Gateway Assets shall in any event exclude any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or transferred to any member of the New ATAPCO Group, the ATRECO Group, the Calvert Group or the Baltimore Management Group.

          In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not a Gateway Asset, any item explicitly included on Schedule 1.1(bf)(i) shall take priority over any provision of the text hereof.

     (bg) "Gateway Balance Sheet" shall mean the audited consolidated balance sheet of the Gateway Group as of the Exchange Date immediately following the Effective Time, including the notes thereto, to be prepared pursuant to Section 4.26 in accordance with GAAP consistently applied. For information purposes only, an unaudited pro forma consolidated balance sheet of the Gateway Group as of June 30, 1998, is set forth as
Schedule 1.1(bg) hereto.

     (bh) "Gateway Business" shall mean the oil and gas exploration and production, and the oil and gas gathering, marketing and trading business described in Schedule 1.1(bh).

     (bi) "Gateway Common Stock" shall mean the common stock, par value $10 per share, of Gateway.

     (bj) "Gateway Consent, Letter of Representations and Power of Attorney" shall mean a written consent, letter of representations and power of attorney substantially in the form attached hereto as Schedule 1.1(bj).

     (bk) "Gateway Contracts" shall mean the following contracts and agreements to which ATAPCO or any of its Subsidiaries is a party or by which ATAPCO or any of its Subsidiaries or any of their respective Assets is bound, whether or not in writing, except for any such contract or agreement that is expressly contemplated to be transferred or assigned to, or retained by, any member of the New ATAPCO Group, the ATRECO Group, the Calvert Group or the Baltimore Management Group, in each case, pursuant to any provision of this Agreement or any Ancillary Agreement:

          (i)  any contracts or agreements listed or described on
          Schedule 1.1(bk)(i);

          (ii) any contract or agreement entered into in the name of, or expressly on behalf of, any division, business unit or member of the Gateway Group to the extent related to the Gateway Business or the Gateway Assets;

          (iii) any contract or agreement that relates primarily to the Gateway Business;

          (iv) any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be transferred or assigned to, or retained by, any member of the Gateway Group; and

          (v) any guarantee, indemnity, representation or warranty of any division, business unit or member of the Gateway Group to the extent related to the Gateway Business or the Gateway Assets.

     (bl) "Gateway Group" shall mean, immediately following the Effective Time, Gateway and each Subsidiary of ATAPCO which is a Subsidiary of Gateway immediately following the Effective Time as identified on Schedule 1.1(bl) hereto, which Schedule also indicates the amount of Gateway's ownership interest therein.

     (bm) "Gateway Indemnitees" shall mean each member of the Gateway Group, each of their respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

     (bn) "Gateway Liabilities" shall mean:

          (i) all Liabilities (except (x) any Liability set forth on Schedule 1.1(bn)(i), (y) any employee-related Liabilities that are subject to the Employee Benefits Agreement, and (z) any Taxes that are subject to the Tax Allocation Agreement) primarily relating to, arising out of or resulting from:

               (A) the operation of the Gateway Business, as conducted at any time prior to, on or after the Exchange Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority)); or

               (B) the operation at any time after the Effective Time of any business conducted by Gateway or any Subsidiary of Gateway (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority));

          (ii) subject to Section 4.28 hereof, 9.23% of the total costs incurred following the Effective Time under ATAPCO's and ATREPO's existing leases for the office space on the 14th, 23rd and 24th floors in The Blaustein Building and 100% of the total costs incurred following the Effective Time in connection with parking spaces used in the parking garages of The Blaustein Building and/or the W.R. Grace Building by employees of Gateway;

          (iii) 38% of any Liability relating to the swap transaction involving Corporate Value Partners, LLC and NationsBank, N.A.;

          (iv) any other Liability specifically identified as a "Gateway Liability" elsewhere in this Agreement or in any Ancillary Agreement; and

          (v)  22.952% of the Shared Liabilities.

          Notwithstanding the foregoing clauses (i) to (v), the Gateway Liabilities shall not include:

               (x) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or assumed by any member of the New ATAPCO

               Group, the ATRECO Group, the Calvert Group or the
               Baltimore Management Group; or

               (y) all agreements and obligations of any member of the New ATAPCO Group, the ATRECO Group, the Calvert Group or the Baltimore Management Group under this Agreement or any of the Ancillary Agreements to be performed after the Effective Time.

     (bo) "Gateway Percentage" shall mean 22.952%.

     (bp) "Gateway Policies" shall mean all Policies, current or past, which are owned or maintained by or on behalf of ATAPCO or any Subsidiary of ATAPCO immediately prior to the Effective Time which relate to the Gateway Business but do not relate to the New ATAPCO Business, the ATRECO Business, the Calvert Business or the Baltimore Management Business.

     (bq) "Gateway Share Exchange" shall mean the exchange at the Effective Time of shares of Gateway Common Stock for all of the shares of ATAPCO Common Stock held by the Gateway Stockholders, as more fully described in Section 2.2.

     (br) "Gateway Shared Policies" shall mean all Policies, current or past, which are owned or maintained by or on behalf of ATAPCO or any Subsidiary of ATAPCO immediately prior to the Effective Time which relate in part to the Gateway Business, and in part to the New ATAPCO, ATRECO, Baltimore Management or Calvert Businesses.

     (bs) "Gateway Stockholder" shall mean any member of the Gateway Stockholder Group.

     (bt) "Gateway Stockholder Group" shall mean the ATAPCO stockholders set forth on Schedule 1.1(bt).

     (bu) "Governmental Authority" shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

     (bv) "Indemnifiable Losses" shall mean any and all losses, Liabilities, claims, damages, demands, costs or expenses (including, without limitation, reasonable attorneys' fees and any and all out-of-pocket expenses) reasonably incurred in investigating, preparing for or defending against any Actions or potential Actions or in settling any Action or potential Action or in satisfying any judgment, fine or penalty rendered in or resulting from any Action.

     (bw) "Information Statement" shall mean the Information Statement Offering Circular sent to all holders of ATAPCO Common Stock in connection with the Reorganization, including any amendment or supplement thereto.

     (bx) "Insurance Administration" shall mean, with respect to each Policy and Shared Policy, the accounting for premiums, retrospectively-rated premiums, defense costs, indemnity payments, deductibles and retentions, as appropriate, under the terms and conditions of each of the Policies and Shared Policies; and the reporting to excess insurance carriers of any losses or claims which may cause the per-occurrence, per claim or aggregate limits of any Policy or Shared Policy to be exceeded, and the distribution of Insurance Proceeds as contemplated by this Agreement.

     (by) "Insurance Proceeds" shall mean those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, or cost of reserve paid or held by or for the benefit of such insured.

     (bz) "Insured Claims" shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Shared Policies, without regard to policy limits whether or not subject to deductibles, co-insurance, uncollectibility or retrospectively-rated premium adjustments.

     (ca) "Intellectual Property Agreement" shall mean the Intellectual Property Agreement to be entered into among ATAPCO, ATRECO, Gateway, AI, Calvert and Baltimore Management.

     (cb) "Liabilities" shall mean any and all losses, claims, charges, debts, demands, Actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, reckonings, bonds, specialties, indemnities and similar obligations, exonerations, covenants, contracts, controversies, agreements, promises, doings, omissions, variances, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all costs and expenses, whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement or any Ancillary Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

     (cc) "Monroe Property" shall mean the parcel of approximately 84 acres owned by ATREPO in Monroe, Connecticut.

     (cd) "New ATAPCO" shall mean Atapco, Inc., a Delaware corporation, after the Effective Time.

     (ce) "New ATAPCO Assets" shall mean:

          (i) those Assets identified on Schedule 1.1(ce)(i) hereto, all such Assets expressly intended by this Agreement to be held and owned by members of the New ATAPCO Group immediately following the Effective Time;

          (ii) subject to Article X, any rights of any member of the New ATAPCO Group under any of the New ATAPCO Policies or the New ATAPCO Shared Policies, including any rights thereunder arising after the Exchange Date in respect of any Policies that are occurrence Policies, with respect to occurrences that occur prior to the Effective Time;

          (iii) any New ATAPCO Contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to or arising from any New ATAPCO Asset or the New ATAPCO Business;

          (iv) any Assets reflected on the New ATAPCO Balance Sheet or the accounting records supporting such balance sheet; and

          (v) any and all Assets owned or held immediately prior to the Effective Time by ATAPCO or any of its Subsidiaries (including ATRECO, Gateway and their Subsidiaries) primarily relating to or used in the New ATAPCO Business. The intention of this clause (v) is only to rectify any inadvertent omission of transfer or conveyance of any Asset that, had the parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as a New ATAPCO Asset. No Asset shall be deemed to be a New ATAPCO Asset solely as a result of this clause (v) if such Asset is within the category or type of Asset expressly covered by the subject matter of an Ancillary Agreement. In addition, no Asset shall be deemed a New ATAPCO Asset solely as a result of this clause
          (v) unless a claim with respect thereto is made by New ATAPCO on or prior to the first anniversary of the Exchange Date.

          Notwithstanding the foregoing clauses (i) to (v), the New ATAPCO Assets shall in any event exclude any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or transferred to any member of the ATRECO Group, the Gateway Group, the Calvert Group or the Baltimore Management Group.

          In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not a New ATAPCO Asset, any item explicitly included on Schedule 1.1(ce)(i) shall take priority over any provision of the text hereof.

     (cf) "New ATAPCO Balance Sheet" shall mean the audited consolidated balance sheet of the New ATAPCO Group as of the Exchange Date immediately following the Effective Time, including the notes thereto, to be prepared pursuant to Section 4.26 in accordance with GAAP consistently applied. For information purposes only, an unaudited pro forma consolidated balance sheet of the New ATAPCO Group as of June 30, 1998, is set forth as Schedule 1.1(cf) hereto.

     (cg) "New ATAPCO Business" shall mean that portion of the Real Estate Business described in Schedule 1.1(cg).

     (ch) "New ATAPCO Consent, Letter of Representations and Power of Attorney" shall mean a written consent, letter of representations and power of attorney substantially in the form attached hereto as Schedule 1.1(ch).

     (ci) "New ATAPCO Contracts" shall mean the following contracts and agreements to which ATAPCO or any of its Subsidiaries is a party or by which ATAPCO or any of its Subsidiaries or any of their respective Assets is bound, whether or not in writing, except for any such contract or agreement that is expressly contemplated to be transferred or assigned to, or retained by, any member of the ATRECO Group, the Gateway Group, the Calvert Group or the Baltimore Management Group, in each case, pursuant to any provision of this Agreement or any Ancillary Agreement:

          (i)  any contracts or agreements listed or described on
          Schedule 1.1(ci)(i);

          (ii) any contract or agreement entered into in the name of, or expressly on behalf of, any division, business unit or member of the New ATAPCO Group to the extent related to the New ATAPCO Business or the New ATAPCO Assets;

          (iii) any contract or agreement that relates primarily to the New ATAPCO Business;

          (iv) any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be transferred or assigned to, or retained by, any member of the New ATAPCO Group; and

          (v) any guarantee, indemnity, representation or warranty of any division, business unit or member of the New ATAPCO Group to the extent related to the New ATAPCO Business or the New ATAPCO Assets.

     (cj) "New ATAPCO Group" shall mean, immediately following the Effective Time, New ATAPCO and each Subsidiary of ATAPCO which is a Subsidiary of New ATAPCO immediately following the Effective Time as identified on Schedule 1.1(cj) hereto, which Schedule also indicates the amount of New ATAPCO's ownership interest therein.

     (ck) "New ATAPCO Indemnitees" shall mean each member of the New ATAPCO Group, each of their respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

     (cl) "New ATAPCO Liabilities" shall mean:

          (i) all Liabilities (except (x) any Liability set forth on Schedule 1.1(cl)(i), (y) any employee-related Liabilities that are subject to the Employee Benefits Agreement, and (z) any

          Taxes that are subject to the Tax Allocation Agreement) primarily relating to, arising out of or resulting from:

               (A) the operation of the New ATAPCO Business, as conducted at any time prior to, on or after the Exchange Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority)); or

               (B) the operation at any time after the Effective Time of any business conducted by New ATAPCO or any Subsidiary of New ATAPCO (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority));

          (ii) any Liability of New ATAPCO in respect of its portion of the split dollar insurance Assets described in Section 4.5 following the Effective Time;

          (iii) subject to Section 4.28 hereof, 27.76% of the total costs incurred following the Effective Time under ATAPCO's and ATREPO's existing leases for the office space on the 14th, 23rd and 24th floors in The Blaustein Building and 100% of the total costs incurred following the Effective Time in connection with parking spaces used in the parking garages of The Blaustein Building and/or the W.R. Grace Building by employees of New ATAPCO;

          (iv) any other Liability specifically identified as a "New ATAPCO Liability" elsewhere in this Agreement or in any Ancillary Agreement; and

          (v)  39.123% of the Shared Liabilities.

          Notwithstanding the foregoing clauses (i) to (v), the New ATAPCO Liabilities shall not include:

               (x) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or assumed by any member of the ATRECO Group, the Gateway Group, the Calvert Group or the Baltimore Management Group; or

               (y) all agreements and obligations of any member of the ATRECO Group, the Gateway Group, the Calvert Group or the Baltimore Management Group under this Agreement or any of the Ancillary Agreements to be performed after the Effective Time.

     (cm) "New ATAPCO Percentage" shall mean 39.123%.

     (cn) "New ATAPCO Policies" shall mean all Policies current or past, which are owned or maintained by or on behalf of ATAPCO or any Subsidiary of ATAPCO immediately prior to the Effective Time which relate to the New ATAPCO Business but do not relate to the ATRECO Business, the Gateway Business, the Calvert Business or the Baltimore Management Business.

     (co) "New ATAPCO Shared Policies" shall mean all Policies, current or past, which are owned or maintained by or on behalf of ATAPCO or any Subsidiary of ATAPCO immediately prior to the Effective Time which relate in part to the New ATAPCO Business, and in part to the ATRECO, Gateway, Baltimore Management or Calvert Businesses.

     (cp) "New ATAPCO Stockholder" shall mean any member of the New ATAPCO Stockholder Group.

     (cq) "New ATAPCO Stockholder Group" shall mean the ATAPCO stockholders set forth on Schedule 1.1(cq).

     (cr) "Other Tax Costs" shall have the meaning set forth in the Tax Allocation Agreement.

     (cs) "Person" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or Governmental Authority.

     (ct) "Policies" shall mean insurance policies and insurance contracts of any kind (other than life and benefits policies or contracts), including, without limitation, primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, workers' compensation and employee dishonesty insurance policies, bonds and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

     (cu) "Security Interest" shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

     (cv) "Share Exchanges" shall mean the collective reference to the ATRECO Share Exchange and the Gateway Share Exchange.

     (cw) "Shared Liabilities" shall mean any Liability of the ATAPCO Group that is not a New ATAPCO Liability described in Section 1.1(cl)(i)-(iv), an ATRECO Liability described in Section 1.1(w)(i)-(v), a Gateway Liability described in Section 1.1(bn)(i)-(iv), a Calvert Liability described in Section 1.1(av)(i)-(iv) (other than a Calvert Liability which is satisfied by any member of the New ATAPCO Group, the ATRECO Group or the Gateway Group, or which any member of the New ATAPCO Group, the ATRECO Group or the Gateway Group becomes obligated to satisfy), or a Baltimore Management Liability described in Section 1.1(am)(i)-(iii) (other than a Baltimore Management Liability which is satisfied by any member of the New ATAPCO Group, the ATRECO Group or the Gateway Group or which any member of the New ATAPCO Group, the ATRECO Group or the Gateway Group becomes obligated to satisfy), including, but not limited to:

          (i) any Liability arising from any suit, Action or other proceeding brought by or on behalf of any Person not a party to this Agreement challenging the Reorganization or any of the transactions, documents or agreements entered into by AI, ATAPCO, ATRECO, Gateway, Calvert, Baltimore Management or any member of the ATAPCO Group in connection therewith;

          (ii) any Liability arising from the property formerly owned by the Atlas/Soundolier Business in Parsippany, New Jersey;

          (iii) any Liability arising from any Asset, Subsidiary, business or operation divested by ATAPCO or any member of the ATAPCO Group prior to the Effective Time;

          (iv) any Liability that may arise in connection with the obligations of New ATAPCO pursuant to Section 4.15;

          (v) any Liability that may arise in connection with any guarantees relating to the Calvert Business or the Baltimore Management Business;

          (vi) any Liability arising under the American Trading and Production Salary Continuation Plan for Employees of the Baltimore Headquarters and the American Trading and Production Salary Continuation Plan for Employees of Real Estate Subsidiaries as a result of any termination of any employee of any member of the ATAPCO Group prior to the Effective Time or as a result of any termination by Calvert or Baltimore Management of any employee of any member of the Calvert Group or the Baltimore Management Group following the Effective Time;

          (vii) any Liability of any member of the ATAPCO Group for any agreement or obligation under this Agreement or any Ancillary Agreement the performance of which is to occur at or prior to the Effective Time;

          (viii) any Calvert Liability or Baltimore Management Liability which is satisfied by any member of the New ATAPCO Group, the ATRECO Group or the Gateway Group or which any member of the New ATAPCO Group, the ATRECO Group or the Gateway Group becomes obligated to satisfy;

          (ix) any Liability on, relating to, or arising out of or in connection with the Unpaid Senior Notes;

          (x) any Liability on, relating to, or arising out of or in connection with the S&P 500 Call Options;

          (xi) any Liability set forth on Schedule 1.1(w)(i), Schedule 1.1(bn)(i) and Schedule 1.1(cl)(i);

          (xii) all costs incurred following the Effective Time relating to, arising out of or in connection with the renovation of the office space in The Blaustein Building to provide separate office space for New ATAPCO, ATRECO, Gateway, Calvert and Baltimore Management; and

          (xiii) any other Liability specifically identified as a "Shared Liability" elsewhere in this Agreement or in any Ancillary Agreement.

     (cx) "Shared Policies" shall mean all Policies, current or past, which are owned or maintained by or on behalf of ATAPCO or any Subsidiary of ATAPCO immediately prior to the Effective Time which relate to one or more of the New ATAPCO Business, the ATRECO Business, the Gateway Business, the Calvert Business and the Baltimore Management Business.

     (cy) "S&P 500 Call Options" shall mean the call options arising from and relating to the contract between ATAPCO and Bankers Trust Company, London Branch, dated October 31, 1997, and amended on November 12, 1997.

     (cz) "Subsidiary" shall mean any corporation, partnership, limited liability company, trust or other entity of which another entity (i) owns, directly or indirectly, ownership interests sufficient to elect a majority of the Board of Directors (or persons performing similar functions) (irrespective of whether at the time any other class or classes of ownership interests of such corporation, partnership, limited liability company, trust or other entity shall or might have such voting power upon the occurrence of any contingency) or (ii) is a general partner or an entity performing similar functions (e.g., a trustee).

     (da) "Tax" shall have the meaning set forth in the Tax Allocation
Agreement.

     (db) "Tax Allocation Agreement" shall mean the Tax Allocation Agreement to be entered into among ATAPCO, AI, ATRECO and Gateway.

     (dc) "Unpaid Senior Notes" shall mean the 10 1/4% Senior Notes, due December 1, 2007, issued by ATAPCO.

     SECTION 1.2. Terms Defined Elsewhere in this Agreement. The following is a list of additional terms used in this Agreement and a reference to the Section hereof in which such term is defined:

 Term                                                           Section

 "Agreement Disputes"  . . . . . . . . . . . . . . . .              9.1
 "AI"                                                          Preamble
 "AMEX"  . . . . . . . . . . . . . . . . . . . . . . .              3.2
 "Amoco Common Stock"  . . . . . . . . . . . . . . . .          Recital
 "Assignee"  . . . . . . . . . . . . . . . . . . . . .              4.4
 "Atlas/Soundolier Business" . . . . . . . . . . . . .          Recital
 "Capital One Common Stock"  . . . . . . . . . . . . .          Recital
 "Contributing Parties"  . . . . . . . . . . . . . . .              6.6
 "Crown Central" . . . . . . . . . . . . . . . . . . .          Recital
 "Crown Central Class A Common Stock                            Recital
 "Crown Central Class B Common Stock                            Recital
 "Crown Central Common Stock"  . . . . . . . . . . . .          Recital

 "Crown Central Surplus" . . . . . . . . . . . . . . .              3.3
 "Defender"  . . . . . . . . . . . . . . . . . . . . .              6.6
 "Determination Date"  . . . . . . . . . . . . . . . .              3.1
 "Dissolved Party" . . . . . . . . . . . . . . . . . .              6.3
 "Earnings Release"  . . . . . . . . . . . . . . . . .              3.3
 "Firm"  . . . . . . . . . . . . . . . . . . . . . . .             4.26
 "First Adjusted Crown Central Valuation"  . . . . . .              3.2
 "First Union Common Stock"  . . . . . . . . . . . . .          Recital
 "GAAP"  . . . . . . . . . . . . . . . . . . . . . . .           1.1(p)
 "Indemnifying Party"  . . . . . . . . . . . . . . . .              6.5
 "Indemnitee"  . . . . . . . . . . . . . . . . . . . .              6.5
 "IRS" . . . . . . . . . . . . . . . . . . . . . . . .              3.4
 "IRS Ruling"  . . . . . . . . . . . . . . . . . . . .             4.22
 "ISA International Common Stock"  . . . . . . . . . .          Recital
 "Millbank Electronics Business" . . . . . . . . . . .          Recital
 "Northern Computers Business" . . . . . . . . . . . .          Recital
 "Oil and Gas Business"  . . . . . . . . . . . . . . .          Recital
 "OPG Business"  . . . . . . . . . . . . . . . . . . .          Recital
 "Other Account"                                                   4.27
 "Principal Common Stock Investments"  . . . . . . . .          Recital
 "Real Estate Business"  . . . . . . . . . . . . . . .          Recital
 "Records" . . . . . . . . . . . . . . . . . . . . . .              7.1
 "Reorganizations" . . . . . . . . . . . . . . . . . .              2.1
 "Rules" . . . . . . . . . . . . . . . . . . . . . . .              9.2
 "Second Adjusted Crown Central Valuation" . . . . . .              3.3
 "Shared Liability Account"  . . . . . . . . . . . . .              6.1
 "Supplemental Ruling" . . . . . . . . . . . . . . . .             4.22
 "Third Party Claim" . . . . . . . . . . . . . . . . .              6.5

     SECTION 1.3. References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words "include", "includes" and "including" when used in this Agreement shall be deemed to be followed by the phrase "without limitation".
Unless the context otherwise requires, references in this Agreement to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement. Unless the context otherwise requires, the words "hereof", "hereby" and "herein" and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.


ARTICLE II.  THE REORGANIZATION

     SECTION 2.1. The Reorganization -General. The "Reorganization" shall consist of those actions, covenants, promises, agreements and transactions described in this Agreement, the Ancillary Agreements and the Schedules and Exhibits hereto and thereto, pursuant to which, among other things the ATAPCO Merger and the Share Exchanges will occur, the members of the ATRECO Stockholder Group will become the sole stockholders of ATRECO, the members of the Gateway Stockholder Group will become the sole stockholders of Gateway, and the members of the New ATAPCO Stockholder Group will become the sole stockholders of New ATAPCO. A general description of certain principal transactions included in the

Reorganization is set forth on Schedule 2.1(a) and the parties hereby agree to take, or cause to be taken, all such actions set forth on
Schedule 2.1(a) at the times specified therein.

     SECTION 2.2.  The Share Exchanges.

     (a) On or prior to the Exchange Date, ATAPCO will cause ATRECO's charter to be amended and restated as set forth on Schedule 4.11(a), which will result in a reclassification of ATRECO's outstanding capital stock in a manner that allows the ATRECO Share Exchange to be effected on a one share for one share basis. In connection therewith, ATAPCO shall deliver to ATRECO for cancellation the share certificate held by it representing ATRECO Common Stock and shall receive new certificates representing the total number of shares of ATRECO Common Stock, reclassified into five series, to be exchanged by ATAPCO in the ATRECO Share Exchange.

     (b) On or prior to the Exchange Date, ATRECO shall prepare new stock certificates, which certificates shall be for the relevant series of ATRECO Common Stock to be held by such members of the ATRECO Stockholder Group as set forth in Schedule 4.11(a), in the names of the members of the ATRECO Stockholder Group. Each such certificate shall be for that number of shares of ATRECO Common Stock (of the appropriate series) equal to the number of shares of ATAPCO Common Stock held by the ATRECO Stockholder whose name appears on each stock certificate.

     (c) On or prior to the Exchange Date, Gateway shall issue to ATAPCO as a stock dividend such number of shares of Gateway Common Stock that, together with the shares of Gateway Common Stock already held by ATAPCO, will be required to effect the Gateway Share Exchange on a one share for one share basis. In connection therewith, ATAPCO shall deliver to Gateway for cancellation the share certificates held by it representing Gateway Common Stock and shall receive a new certificate representing the total number of shares of Gateway Common Stock to be exchanged by ATAPCO in the Gateway Share Exchange.

     (d) On or prior to the Exchange Date, Gateway shall prepare new stock certificates in the names of the members of the Gateway Stockholder Group. Each such certificate shall be for that number of shares of Gateway Common Stock equal to the number of shares of ATAPCO Common Stock held by the Gateway Stockholder whose name appears on each stock certificate.

     (e)  Immediately prior to the Effective Time, AI shall surrender --
(i) to ATRECO the certificate theretofore representing all of the issued and outstanding ATRECO Common Stock in return for the new stock certificates to be exchanged by AI with the ATRECO Stockholders in the ATRECO Share Exchange, and (ii) to Gateway the certificate theretofore representing all of the issued and outstanding Gateway Common Stock in return for the new stock certificates to be exchanged by AI with the Gateway Stockholders in the Gateway Share Exchange. The certificate representing ATRECO Common Stock surrendered by AI shall be canceled by ATRECO and the certificate representing Gateway Common Stock surrendered by AI shall be canceled by Gateway.

     (f) Subject to the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article V of this Agreement, the

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

Share Exchanges shall be effective at the Effective Time, at which time the following will occur:

          (i) each share of ATAPCO Common Stock held by an ATRECO
          Stockholder will be exchanged by AI for one share of ATRECO Common Stock of the relevant series;

          (ii) each share of ATAPCO Common Stock held by a Gateway Stockholder will be exchanged by AI for one share of Gateway Common Stock;

          (iii) each ATRECO Stockholder and each Gateway Stockholder will deliver to AI one or more certificates representing all of the shares of ATAPCO Common Stock held by such stockholder;

          (iv) AI will deliver to each ATRECO Stockholder and to each Gateway Stockholder a stock certificate representing the shares of ATRECO Common Stock or Gateway Common Stock such stockholder is entitled to receive pursuant to the provisions of this Agreement; and

          (v) the certificates representing ATAPCO Common Stock surrendered by ATRECO Stockholders and Gateway Stockholders shall be canceled by AI.

     (g) ATAPCO may establish such other rules and procedures as it deems reasonably necessary in its discretion for the implementation of the Share Exchanges pursuant to, and in a manner consistent with, this Agreement.

     (h) Certificates representing shares of ATRECO Common Stock or Gateway Common Stock issued in exchange for certificates representing shares of ATAPCO Common Stock in accordance with the terms of this
Section 2.2 shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of ATAPCO Common Stock exchanged therefor.


ARTICLE III.  VALUATION; POST-EXCHANGE DATE ADJUSTMENTS

     SECTION 3.1. Valuation. ATAPCO, ATRECO and Gateway acknowledge and agree that Schedule 1.1(d) sets forth the Aggregate Valuation as of October 31, 1998. The parties agree that the value of any Asset set forth on Schedule 1.1(d) shall be the value used for all purposes (other than the preparation of the balance sheets pursuant to Section 4.26) under this Agreement, except that for the purposes of determining the cash transfers to be made on the Exchange Date as set forth in Schedule 2.1(a) -- (i) the aggregate market value of the Crown Central Common Stock shall be the First Adjusted Crown Central Valuation determined in accordance with Section 3.2, (ii) the value of any Assets included in
Schedule 1.1(d) shall be increased by the amount of any capital expenditure paid for by the ATAPCO Group between October 31, 1998 and the Effective Time with respect to such Assets that have not been taken into account in determining the valuations on Schedule 1.1(d), (iii) the value of the swap transaction involving Corporate Value Partners, LLC and

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

NationsBank shall be updated as of the close of business on December 24, 1998 (the "Determination Date") according to the value reported by Corporate Value Partners, (iv) the value of any material Asset acquired by the ATAPCO Group after October 31, 1998, but prior to the Effective Time which is not allocated among the parties according to the New ATAPCO Percentage, the ATRECO Percentage and the Gateway Percentage shall be included in the Aggregate Valuation at its acquisition cost and (v) further adjustments shall be made as necessary to implement any other provision of this Agreement that specifically requires such adjustment.

     SECTION 3.2. First Adjusted Crown Central Valuation. ATAPCO shall prepare an updated calculation of the aggregate market value as of the close of business on the Determination Date of the shares of Crown Central Common Stock (the "First Adjusted Crown Central Valuation"). The First Adjusted Crown Central Valuation shall be the sum of (A) the product of (i) the average per share closing price of the shares of the Crown Central Class A Common Stock as reported on the American Stock Exchange ("AMEX") composite transactions tape for the 10 trading days prior to and ending on the Determination Date and (ii) the number of shares of Crown Central Class A Common Stock allocated to Gateway pursuant to this Agreement, and (B) the product of (i) the average per share closing price of the shares of the Crown Central Class B Common Stock as reported on the AMEX composite transactions tape for the 10 trading days prior to and ending on the Determination Date and (ii) the number of shares of Crown Central Class B Common Stock allocated to Gateway pursuant to this Agreement.

     SECTION 3.3.  Second Adjusted Crown Central Valuation.

     (a) As soon as practicable after the tenth trading day following the date Crown Central issues a press release in the ordinary course of its business and consistent with past practice containing its earnings for the three- and six-month periods ending on June 30, 1999 (the "Earnings Release"), Baltimore Management shall prepare a second calculation of the aggregate market value of the shares of Crown Central Common Stock allocated to Gateway pursuant to the terms of this Agreement (the "Second Adjusted Crown Central Valuation"). The Second Adjusted Crown Central Valuation shall be the sum of (A) the product of (i) the average per share closing price of the shares of Crown Central Class A Common Stock as reported on the AMEX composite transactions tape for the 10 trading days beginning on and including the first trading day following the date of the issuance by Crown Central of its Earnings Release and (ii) the number of shares of Crown Central Class A Common Stock allocated to Gateway pursuant to this Agreement, and (B) the product of (i) the average per share closing price of the shares of Crown Central Class B Common Stock as reported on the AMEX composite transactions tape for the 10 trading days beginning on and including the first trading day following the date of the issuance by Crown Central of its Earnings Release and (ii) the number of shares of Crown Central Class B Common Stock allocated to Gateway pursuant to this Agreement.

     (b) The Second Adjusted Crown Central Valuation shall be subject to appropriate adjustment to take proper account of the following events, if any such events should occur prior to tenth trading day following the date of the Earnings Release: (1) Crown Central pays a dividend or makes

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

a distribution in shares of Crown Central Common Stock or in any other debt or equity securities, including options or warrants, on any of the Crown Central Common Stock, subdivides any Crown Central Common Stock into a greater number of shares of Crown Central Common Stock, or combines any Crown Central Common Stock into a smaller number of shares of Crown Central Common Stock; or (2) Crown Central reclassifies any Crown Central Common Stock; or (3) Crown Central consolidates or merges with or into any other Person, or is the subject of a successful tender offer or share exchange, in which the securities of any other Person are substituted or exchanged in whole or in part for any of the shares of Crown Central Common Stock allocated to Gateway pursuant to the terms of this Agreement; or (4) Crown Central makes or engages in an extraordinary dividend, distribution, redemption or similar transaction with respect to or affecting the Crown Central Common Stock allocated to Gateway pursuant to this Agreement.

     (c) In the event that the Second Adjusted Crown Central Valuation is greater than the First Adjusted Crown Central Valuation (the "Crown Central Surplus"), the parties agree that each of New ATAPCO, ATRECO and Gateway shall be entitled to that portion of any Crown Central Surplus equal to the amount of the Crown Central Surplus multiplied by the New ATAPCO Percentage, the ATRECO Percentage and the Gateway Percentage, respectively. Within 10 business days of the calculation of the Crown Central Surplus, Gateway shall transfer to New ATAPCO or a member of the New ATAPCO Group and to ATRECO or a member of the ATRECO Group cash in amounts necessary to provide for the division of the Crown Central Surplus in accordance with the applicable percentages.

     (d) In the event the Second Adjusted Crown Central Valuation is equal to or less than the First Adjusted Crown Central Valuation, the parties agree that no party will be required to make any payment to any other party as a result of the change in the value of the Crown Central Common Stock.

     SECTION 3.4. Vantage/Interstate Exchange. If at any time following the Exchange Date, the Internal Revenue Service ("IRS") refunds any portion of the federal income tax paid with respect to the Vantage/Interstate exchange, the refund proceeds shall be paid over to Baltimore Management or allocated to the parties pursuant to the Tax Allocation Agreement. If, as a result of such refund, ATRECO is required to decrease its adjusted basis, for federal income tax purposes, in the Interstate Property, then, within 10 business days following the date on which the IRS grants any such refund, (i) Gateway shall pay to ATRECO an amount equal to 6.294% of the dollar amount by which ATRECO's adjusted basis in the Interstate Property is decreased as a result of such refund and (ii) New ATAPCO shall pay to ATRECO an amount equal to 10.728% of the dollar amount by which ATRECO's adjusted basis in the Interstate Property is decreased as a result of such refund.

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ARTICLE IV.  COVENANTS AND AGREEMENTS

     SECTION 4.1.  Information Statement and Consents; Securities Laws.

     (a) As soon as practical following execution of this Agreement, ATAPCO shall:

          (i) prepare the Information Statement;

          (ii) mail a New ATAPCO Consent, Letter of Representations and Power of Attorney and an Information Statement to each New ATAPCO Stockholder;

          (iii) mail an ATRECO Consent, Letter of Representations and Power of Attorney and an Information Statement to each ATRECO Stockholder; and

          (iv) mail a Gateway Consent, Letter of Representations and Power of Attorney and an Information Statement to each Gateway Stockholder.

     (b) ATAPCO shall obtain all necessary state securities law or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement.

     (c) Each of the parties hereto agrees to furnish to ATAPCO all information concerning itself and its Subsidiaries, Affiliates, officers, directors and future stockholders as may be requested by ATAPCO in connection with the foregoing.

     SECTION 4.2.  Employee Matters.

     (a)  Schedules 4.2(a)(i), 4.2(a)(ii), 4.2(a)(iii), 4.2(a)(iv) and
4.2(a)(v) set forth the names of all of the employees currently employed with ATAPCO or its Subsidiaries who have been offered employment by, and have accepted employment with, New ATAPCO or any member of the New ATAPCO Group, ATRECO or any member of the ATRECO Group, Gateway or any member of the Gateway Group, Calvert or any member of the Calvert Group and Baltimore Management or any member of the Baltimore Management Group, respectively.

     (b) Each of New ATAPCO, ATRECO, and Gateway agrees that for a period of two years from the Exchange Date they will not, and they will cause their Affiliates not to, employ, offer to employ or solicit for employment the employees set forth on Schedules 4.2(a)(i), 4.2(a)(ii) and 4.2(a)(iii) without the prior written consent of the party who has offered employment to such employee as indicated on the relevant Schedule, which consent shall not be unreasonably withheld. In the event that New ATAPCO, ATRECO or Gateway employs any of the employees set forth on Schedules 4.2(a)(iv) or 4.2(a)(v), that party agrees to provide reasonable notice to the other parties of its intention to employ such employee and to cooperate with the other parties to provide a reasonable transition period for such employee.

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

     (c) Each of New ATAPCO, ATRECO, Gateway, Calvert and Baltimore Management agree that after the Exchange Date, they shall cause their employees set forth on Schedules 4.2(a)(i), 4.2(a)(ii), 4.2(a)(iii), 4.2(a)(iv) and 4.2(a)(v) to cooperate with and be made available to the other parties hereto, upon reasonable notice and during normal business hours, in connection with matters relating to the services performed by such employee for the ATAPCO Group prior to the Exchange Date or relating to the management of each party of its internal affairs during the transition period following the Effective Time. In the event that the cumulative requests for services of one or more employees results in an unreasonable burden upon an any party hereto, the parties agree to negotiate a reasonable compensation structure to account for the burden placed on the party employing the employees subject to such burden.
Each of New ATAPCO, ATRECO, Gateway, Calvert and Baltimore Management, on their own behalf and on behalf of each of their respective Subsidiaries, agree that the employer of any such employee shall not be liable for, and agree and undertake not to seek or to attempt to seek to hold the employer of any such employee liable for, the acts or omissions of any such employee in connection with any services provided hereunder.

     SECTION 4.3. Certain Licenses and Permits. Without limiting the generality of the obligations set forth elsewhere in this Agreement or in the Ancillary Agreements:

     (a) Prior to or at the Effective Time, ATAPCO and the members of the ATAPCO Group shall take any and all actions necessary or appropriate to transfer duly and validly all transferable licenses, permits and authorizations issued by any Governmental Authority as follows:

          (i) to entities that will be members of the New ATAPCO Group, all such licenses, permits and authorizations that relate primarily to the New ATAPCO Business (including, without limitation, those set forth on Schedule 4.3(a)(i));

          (ii) to entities that will be members of the ATRECO Group, all such licenses, permits and authorizations that relate primarily to the ATRECO Business (including, without limitation, those set forth on Schedule 4.3(a)(ii));

          (iii) to entities that will be members of the Gateway Group, all such licenses, permits and authorizations that relate primarily to the Gateway Business (including, without limitation, those set forth on Schedule 4.3(a)(iii));

          (iv) to entities that will be members of the Calvert Group, all such licenses, permits and authorizations that relate primarily to the Calvert Business (including, without limitation, those set forth on Schedule 4.3(a)(iv)); and

          (v) to entities that will be members of the Baltimore
          Management Group, all such licenses, permits and authorizations that relate primarily to the Baltimore
          Management Business (including, without limitation, those set forth on Schedule 4.3(a)(v)).

     (b) To the extent any transfers required by Section 4.3(a) are not made prior to or at the Effective Time, each of New ATAPCO, ATRECO, Gateway, Calvert and Baltimore Management shall cause such transfers to be made as soon as practicable following the Exchange Date and, to the extent possible, effective at the Effective Time.

     (c) The parties hereto shall use their commercially reasonable efforts to obtain required consents to the transfer and/or assignment of licenses, permits and authorizations of Governmental Authorities hereunder as contemplated by this Agreement or any Ancillary Agreement.

     SECTION 4.4. Transfer of Agreements. Without limiting the generality of the obligations set forth elsewhere in this Agreement or in the Ancillary
Agreements:

     (a) Prior to or at the Effective Time, ATAPCO and the members of the ATAPCO Group shall take any and all actions necessary or appropriate to transfer duly and validly all transferable agreements or contracts of the ATAPCO Group as follows:

          (i) to entities that will be members of the New ATAPCO Group, all such agreements or contracts that are New ATAPCO Contracts;

          (ii) to entities that will be members of the ATRECO Group, all such agreements or contracts that are ATRECO Contracts;

          (iii) to entities that will be members of the Gateway Group, all such agreements or contracts that are Gateway Contracts;

          (iv) to entities that will be members of the Calvert Group, all such agreements or contracts that are Calvert Contracts; and

          (v) to entities that will be members of the Baltimore Management Group, all such agreements or contracts that are Baltimore Management Business Contracts.

     (b) To the extent any transfers required by Section 4.4(a) are not made prior to or at the Effective Time, each of New ATAPCO, ATRECO, Gateway, Calvert and Baltimore Management shall cause such transfers to be made as soon as practicable following the Exchange Date and, to the extent possible, effective at the Effective Time.

     (c) The parties hereto shall use their commercially reasonable efforts to obtain required consents to the transfer and/or assignment of agreements and contracts hereunder as contemplated by this Agreement or any Ancillary Agreement.

     (d) Subject to the provisions of this Section 4.4, any agreement to which any of the parties hereto or any of their Subsidiaries is a party that

inures to the benefit of more than one of the New ATAPCO Business, the ATRECO Business, the Gateway Business, the Calvert Business and the Baltimore Management Business shall be assigned in part so that each party shall be entitled to the rights and benefits inuring to its business under such agreement.

     (e) The assignee of any agreement assigned, in whole or in part, hereunder (an "Assignee") shall be liable for and shall assume and agree to pay, perform, and fully discharge all obligations of the assignor under such agreement or, in the case of a partial assignment under Section 4.4(d), such Assignee's related portion of such obligations as determined in accordance with the terms of the relevant agreement, where determinable on the face thereof, and otherwise as determined in accordance with the practice of the parties prior to the Effective Time.

     (f) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any agreement, in whole or in part, or any rights thereunder if the agreement to assign or attempt to assign, without the consent of a third party, would constitute a breach thereof or in any way adversely affect the rights of the assignor or Assignee thereof. Until such consent is obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of any party hereto so that the intended Assignee would not, in fact, receive all such rights, the parties will cooperate with each other in any arrangement designed to provide for the intended Assignee the benefits of, and to permit the intended Assignee to assume liabilities under, any such agreement.

     SECTION 4.5. Split Dollar Insurance. The parties agree that all of ATAPCO's interests in the split dollar insurance Assets and the AFR loan receivable related to such split dollar insurance Assets will be allocated between New ATAPCO and ATRECO in accordance with the terms set forth on
Schedule 4.5 and Schedule 1.1(d).

     SECTION 4.6.  Cash Payments.

     (a) ATAPCO shall repay or cause to be repaid from its cash balances all of the third party debt listed on Schedule 4.6(a) and shall transfer to the Shared Liability Account cash in the amounts set forth in Section 4.27 and
Section 6.1.

     (b) ATAPCO shall take or cause to be taken all necessary actions, including selling marketable securities, so that sufficient cash shall be available to make any repayments or cash transfers contemplated pursuant to this Agreement.

     SECTION 4.7. Placement of Assets. ATAPCO, AI, ATRECO and Gateway, as applicable, shall be entitled to designate the member within such party's respective Group to which any Assets are to be transferred pursuant to this Agreement or any Ancillary Agreement.

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     SECTION 4.8.  Resignations.

     (a) Subject to Section 4.8(e), ATAPCO shall cause all its directors, officers and employees to resign, effective no later than the Effective Time, from all positions as officers or directors of any member of the ATRECO Group in which they serve, and ATRECO shall cause all its directors, officers and employees to resign, effective no later than the Effective Time, from all positions as officers or directors of any members of the New ATAPCO Group in which they serve.

     (b) Subject to Section 4.8(e), ATAPCO shall cause all its directors, officers and employees to resign, effective no later than the Effective Time, from all positions as officers or directors of any member of the Gateway Group in which they serve, and Gateway shall cause all its directors, officers and employees to resign, effective no later than the Effective Time, from all positions as officers or directors of any members of the New ATAPCO Group in which they serve.

     (c) Subject to Section 4.8(e), Gateway shall cause all its directors, officers and employees to resign, effective no later than the Effective Time, from all positions as officers or directors of any member of the ATRECO Group in which they serve, and ATRECO shall cause all its directors, officers and employees to resign, effective no later than the Effective Time, from all positions as officers or directors of any members of the Gateway Group in which they serve.

     (d) Subject to Section 4.8(e), (x) any person who is not a member of the New ATAPCO Stockholder Group shall resign, no later than the Effective Time, from all positions as directors of any member of the New ATAPCO Group,
(y) any Person who is not a member of the ATRECO Stockholder Group shall resign, no later than the Effective Time, from all positions as directors of any member of the ATRECO Stockholder Group, and (z) any Person who is not a member of the Gateway Stockholder Group shall resign, no later than the Effective Time, from all positions as directors of any member of the Gateway Group.

     (e) No Person shall be required by any party hereto to resign from any position or office with another party hereto if such Person is disclosed in the Information Statement, or is otherwise designated by New ATAPCO, ATRECO and Gateway, as a Person who is to hold such position or office following the Reorganization.

     SECTION 4.9. Directors as of the Effective Time. On or prior to the Exchange Date, ATAPCO, as the sole stockholder of AI, ATRECO and Gateway, shall take all necessary action to cause the Boards of Directors of AI, ATRECO and Gateway to consist, as of the Effective Time, of the individuals identified in Schedule 4.9.

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     SECTION 4.10.  Calvert; Baltimore Management:  On or prior to the
Exchange Date:

     (a) Calvert will have a limited liability company agreement substantially in the form of Schedule 4.10(a) hereto.

     (b) Baltimore Management will have a limited liability company agreement substantially in the form of Schedule 4.10(b) hereto.

     SECTION 4.11.  Charters.  On or prior to the Exchange Date:

     (a)  the Charter of ATRECO will be amended as set forth in Schedule
4.11(a).

     (b)  the Charter of Gateway will be amended as set forth in Schedule
4.11(b).

     (c) the Certificate of Incorporation of AI will be amended as set forth in Schedule 4.11(c).

     SECTION 4.12. No Appraisal Rights. Because written consents approving and consenting to the Reorganization will be obtained from each holder of ATAPCO Common Stock, such holders will not have objecting stockholder rights or appraisal rights under applicable law in connection with the Reorganization.

     SECTION 4.13. Other Transactions. On or prior to the Exchange Date, ATAPCO, ATRECO and Gateway shall consummate those other transactions in connection with the Reorganization that are contemplated by the ruling request submission by ATAPCO to the IRS dated June 26, 1998 (and any modifications, supplements or additions thereto in connection with the rulings received from the IRS), and not specifically referred to in this Agreement, as such transactions will be restated in a letter from Miller & Chevalier to ATAPCO, AI, ATRECO and Gateway on or prior to the Exchange Date. After the Exchange Date, New ATAPCO, ATRECO and Gateway will exercise good faith commercially reasonable efforts to consummate as promptly as practicable all other transactions which must be consummated in order fully to complete the Reorganization and any of the transactions contemplated hereby or by any of the Ancillary Agreements.

     SECTION 4.14. Conduct of Business Prior to Exchange Date. During the period from the date of this Agreement through the Effective Time, other than in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, each of the members of the ATAPCO Group (including all entities that will be members of the New ATAPCO Group, the ATRECO Group, the Gateway Group, the Calvert Group and the Baltimore Management Group) shall --
(i) in all material respects, carry on their respective businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, use reasonable efforts to preserve intact all existing Assets and

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

business organizations, keep available the services of current officers and key employees, and preserve any and all significant present relationships with customers, suppliers and others with whom these entities have significant business dealings and (ii) not take or fail to take any action that would reasonably be expected to result in ATAPCO receiving a Supplemental Ruling that would not satisfy Section 5.1(b).

     SECTION 4.15. Directors' and Officers' Indemnification and Insurance. To the maximum extent permitted by Delaware law, New ATAPCO shall maintain in effect in its certificate of incorporation or by-laws for a period of six years after the Effective Time, the current provisions regarding indemnification of officers, directors and employees contained in the by-laws of ATAPCO. AI, ATRECO and Gateway agree that the limitation of director liability provision in the ATAPCO Charter as of the date of this Agreement with respect to the matters prior to the Effective Time shall be deemed to
continue and survive notwithstanding the ATAPCO Merger.   ATAPCO also agrees
that prior to the Exchange Date ATAPCO shall purchase prepaid directors' and officers' liability insurance policies and fiduciary liability policies (which provide a level of protection to the insureds equivalent to that under ATAPCO's policies in effect as of the date of the Agreement) which shall provide continuing coverage for the current directors and officers of ATAPCO for a period of six years after the Exchange Date for events that occurred on or prior to the Exchange Date. ATRECO and Gateway agree (i) to guarantee the indemnity obligations set forth in the New ATAPCO certificate of incorporation and by-laws and (ii) to be jointly and severally liable for any payments to any directors, officers or employees contemplated in the by-laws with respect to claims arising from facts or events that occurred at or before the Effective Time. Any amounts paid to obtain any insurance coverage or in satisfaction of the indemnification obligations pursuant to this
Section 4.15 made after the Exchange Date shall be Shared Liabilities.

     SECTION 4.16. Year 2000. From and after the Effective Time, New ATAPCO, ATRECO and Gateway agree to cooperate fully with one another to address Year 2000 compliance issues; provided, that each party shall bear its own expenses and Liabilities related to Year 2000 compliance issues.

     SECTION 4.17. Shared Assets. From and after the Effective Time, each of New ATAPCO, ATRECO and Gateway shall have full ownership, and all rights and privileges attendant thereto, to all Assets set forth on Schedule 4.17.

     SECTION 4.18. Further Assurances. In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and the Ancillary Agreements, the proper officers of New ATAPCO, ATRECO, Gateway, Calvert, Baltimore Management and their Affiliates shall take all such necessary action. Without limiting the foregoing, New ATAPCO, ATRECO, Gateway, Calvert, Baltimore Management and their Affiliates shall use their commercially reasonable efforts promptly to obtain all consents and approvals, to enter into all amendatory agreements and to make all filings and applications that may be required for the

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consummation of the transactions contemplated by this Agreement and the
Ancillary Agreements, including, without limitation, all applicable governmental and regulatory filings.

     SECTION 4.19. Limited Representations or Warranties. Each of the parties hereto agrees that no party hereto is, in this Agreement, any Ancillary Agreement or in any other agreement or document contemplated by this Agreement, any Ancillary Agreement or otherwise, making any representation or warranty whatsoever, as to title or value of Assets being transferred or retained except that (i) ATRECO warrants to AI good marketable fee simple title to the Vantage property, subject to the exceptions taken in ATRECO's title insurance policy relating to the Vantage property, and provided that ATRECO's liability for breach of this warranty shall be limited to the proceeds, if any, that ATRECO receives under the terms of such title insurance policy, (ii) AI warrants to ATRECO good marketable fee simple title to the Interstate property, subject to the exceptions taken in ATREPO's title insurance policy relating to the Interstate property, and provided that AI's liability for breach of this warranty shall be limited to the proceeds, if any, that AI receives under the terms of such title insurance policy, (iii)
AI warrants to ATRECO good marketable fee simple title to the Empire Towers property, subject to the exceptions taken in ATREPO's title policy relating to the Empire Towers property, and provided that AI's liability for breach of this warranty shall be limited to the proceeds, if any, that AI receives under the terms of such title insurance policy, (iv) AI warrants to Calvert good marketable fee simple title to the Monroe Property, subject to the exceptions taken in ATREPO's title policy relating to the Monroe Property, and provided that AI's liability for breach of this warranty shall be limited to the proceeds, if any, that AI receives under the terms of such title insurance policy, and (v) AI warrants to Calvert good marketable fee simple title to the lands comprising AI's Washington, Missouri plant, its Crawfordsville, Indiana plant, its Laurinburg, North Carolina plant, and its Ennis, Texas plant, subject to the exceptions taken in ATAPCO's title policies relating to such lands, and provided that AI's liability for breach of this warranty shall be limited to the proceeds, if any, that AI receives under the terms of such title insurance policies. Subject to the foregoing, it is also agreed that, notwithstanding anything to the contrary otherwise expressly provided in the relevant Conveyancing and Assumption Instrument, all Assets either transferred to or retained by the parties, as the case may be, shall be "as is" and that (subject to Section 4.18) the party to or by which such Assets are to be transferred or retained hereunder shall bear the economic and legal risk that such party or any of the Subsidiaries title to any such Assets shall be other than good and marketable and free from encumbrances. Similarly, each party hereto agrees that, except as otherwise expressly provided in the relevant Conveyancing and Assumption Instrument, no party hereto is representing or warranting in any way that the obtaining of any consents or approvals, the execution and delivery of any amendatory agreements and the making of any filings or applications contemplated by this Agreement or any Ancillary Agreement will satisfy the provisions of any or all applicable agreements or the requirements of any or all applicable laws

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

or judgments, it being agreed that the party which any Assets are transferred to or retained by shall bear the economic and legal risk that any necessary consents or approvals are not obtained or that any requirements of laws or judgments are not complied with.

     SECTION 4.20. Guarantees. Without limiting the generality of the obligations set forth in this Agreement and the Ancillary Agreements:

     (a) (i) Except as otherwise specified in any Ancillary Agreement, ATAPCO, ATRECO and Gateway shall use their commercially reasonable efforts to have, on or prior to the Exchange Date, or as soon as practicable thereafter (but, except as otherwise provided, in no event more than 30 days thereafter), ATAPCO and any member of the New ATAPCO Group removed as guarantor of or obligor for any ATRECO Liability or Gateway Liability, including, without limitation, in respect of those guarantees set forth on
Schedule 4.20(a)(i) to the extent that they relate to ATRECO Liabilities or Gateway Liabilities.

          (ii) Without limiting the generality of Section 4.20(a)(i) New ATAPCO and Gateway each acknowledge, recognize and agree that it will not be possible for Gateway to procure the release of New ATAPCO from all Gateway Liabilities arising from ATAPCO's guarantee of the obligations of Gateway in connection with its purchases and sales of oil and gas on or prior to the Exchange Date. New ATAPCO and Gateway therefore agree that if Gateway exercises diligent good faith efforts to comply with this Section 4.20(a)(ii) with respect to such guarantees but is unable to procure the release of New ATAPCO from such guarantees, including because the Persons guaranteed thereby will not promptly agree to the release of such guarantee or, if the Gateway Business to which such guarantee relates is conducted by a Subsidiary of Gateway, will not promptly agree to the substitution of such guarantee by a guarantee by Gateway, or require further information or explanation in connection therewith or in connection with the circumstances relating to the transactions contemplated hereby insofar as they effect such guarantee, then
(i) Gateway will not be deemed to be in breach of this Section 4.20(a)(ii) if it continues to exercise diligent good faith efforts to effect the release of such guarantees and in fact does effect the full and unconditional release of such guarantees within six months after the Exchange Date, and (ii) in such circumstances and during such period, Gateway or its Subsidiary may continue to effect transactions in the Gateway Business to which such guarantees relate after the Exchange Date, notwithstanding that such transactions will be guaranteed by such guarantees which have not yet been released. Without limiting the generality of Section 6.4, the Gateway Liabilities or alleged Gateway Liabilities with respect to which Gateway shall indemnify, defend and hold harmless the New ATAPCO Indemnitees under Section 6.4 shall include any and all Liabilities of New ATAPCO and the New ATAPCO Indemnitees arising in connection with any such guarantees by ATAPCO of such Gateway Liabilities which have not been fully released. If the release of New ATAPCO from any guarantees described in this Section 4.20(a)(ii) are not obtained by Gateway on or prior to June 30, 1999, Gateway will not undertake any transaction

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

after such date in reliance on such guarantees or take any action which could result in New ATAPCO becoming obligated to perform under such guarantees, and Gateway will notify in writing the beneficiaries of such guarantees on or before June 30, 1999, that it may not undertake any further transactions in reliance on such guarantees. Beginning on May 1, 1999, Gateway will promptly notify New ATAPCO of any transactions undertaken by Gateway in reliance on any guarantees from which New ATAPCO has not been released. Gateway will provide New ATAPCO promptly after receipt written evidence of the release of each guarantee described in this Section 4.20(a)(ii).

     (b) Except as otherwise specified in any Ancillary Agreement, ATAPCO, ATRECO and Gateway shall use their commercially reasonable efforts to have, on or prior to the Exchange Date, or as soon as practicable thereafter (but, except as otherwise provided, in no event more than 30 days thereafter), any member of the ATRECO Group removed as guarantor of or obligor for any New ATAPCO Liability or Gateway Liability, including, without limitation, in respect of those guarantees set forth on Schedule 4.20(b) to the extent that they relate to New ATAPCO Liabilities or Gateway Liabilities.

     (c) Except as otherwise specified in any Ancillary Agreement, ATAPCO, ATRECO and Gateway shall use their commercially reasonable efforts to have, on or prior to the Exchange Date, or as soon as practicable thereafter (but, except as otherwise provided, in no event more than 30 days thereafter), any member of the Gateway Group removed as guarantor of or obligor for any New ATAPCO Liability or ATRECO Liability, including, without limitation, in respect of those guarantees set forth on Schedule 4.20(c) to the extent that they relate to ATRECO Liabilities or New ATAPCO Liabilities.

     (d) Subject to Section 4.20(a)(ii), if ATAPCO, ATRECO or Gateway is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a)-(c) of this Section 4.20, the applicable guarantor or obligor shall continue to be bound as such and, unless not permitted by law or the terms thereof, the relevant beneficiary shall or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor or obligor, to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder from and after the date hereof.

     (e) The parties shall use commercially reasonable efforts to transfer any guarantees (i) with respect to any Calvert Liabilities to Calvert and
(ii) with respect to any Baltimore Management Liabilities to Baltimore Management, including, without limitation, in respect of those guarantees set forth on Schedule 4.20(e) to the extent that they relate to Calvert Liabilities or Baltimore Management Liabilities. Any guarantees described in the preceding sentence that can not be so transferred will be retained by
New ATAPCO, ATRECO or Gateway, as the case may be.   Any Liabilities
resulting from or arising out of or in connection with guarantees described in this Section 4.20(e) are Shared Liabilities.

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

     SECTION 4.21. Witness Services. At all times from and after the Exchange Date, each of New ATAPCO, ATRECO, Gateway, Calvert and Baltimore Management shall use their commercially reasonable efforts to make available to the others, upon reasonable written request, its and its Subsidiaries' officers, directors, employees and agents as witnesses to the extent that (i) such Persons may reasonably be required in connection with the prosecution or defense of any Action in which the requesting party may from time to time be involved and (ii) there is no conflict in the Action between the requesting party and New ATAPCO, ATRECO, Gateway, Calvert and Baltimore Management, as applicable. A party providing witness services to another party under this
Section 4.21 shall be entitled to receive from the recipient of such services, upon the presentation of invoices therefor, payments for such amounts, relating to disbursements and other out-of-pocket expenses (which shall be deemed to exclude the costs of salaries and benefits of employees who are witnesses), as may be reasonably incurred in providing such witness services.

     SECTION 4.22.  Compliance with IRS Ruling.

     (a) ATAPCO has or will submit to the IRS to the extent necessary such supplemental information and documentation regarding the Agreement, the Ancillary Agreements, and the transactions contemplated hereby and thereby as is approved by ATAPCO, Louis Thalheimer, Henry Rosenberg and Daniel Hirschhorn in order for the IRS to confirm the ruling received by ATAPCO from the IRS on November 12, 1998 (the "IRS Ruling") in a supplemental ruling (the "Supplemental Ruling").

     (b) Each of ATAPCO, AI, New ATAPCO, ATRECO and Gateway shall comply and shall cause its respective Subsidiaries to comply with, and otherwise not take action inconsistent with, the factual information, representations and statements made to the IRS in connection with the request by ATAPCO for the IRS Ruling and the Supplemental Ruling, which factual information, representations and statements will be restated in a letter from Miller & Chevalier to ATAPCO, AI, ATRECO and Gateway dated not later than the Exchange Date and delivered to ATAPCO as a condition precedent to consummation of the ATAPCO Merger and the Share Exchanges.

     (c) (i) In the event that New ATAPCO, its Subsidiaries, its Affiliates or its stockholders takes or fails to take any action that causes or results in the transactions contemplated by this Agreement and the Ancillary Agreements (including the Share Exchanges) to be taxable (other than as contemplated in the IRS Ruling and the Supplemental Ruling) to ATAPCO, New ATAPCO, AI, ATRECO, Gateway, the Subsidiaries of any of the foregoing, or the stockholders of any of the foregoing, New ATAPCO and its Subsidiaries shall indemnify and hold harmless ATRECO, Gateway, their Subsidiaries and their stockholders from and against any and all resulting Taxes and Other Tax Costs.

          (ii) In the event that ATRECO, its Subsidiaries, its Affiliates or its stockholders takes or fails to take any action that causes or results in the transactions contemplated by this Agreement and the Ancillary Agreements (including the Share Exchanges) to be taxable (other than as contemplated in the IRS Ruling and the Supplemental Ruling) to ATAPCO, New ATAPCO, AI, ATRECO, Gateway, the Subsidiaries of any of the foregoing, or the stockholders of any of the foregoing, ATRECO and its Subsidiaries shall indemnify and hold harmless New ATAPCO, Gateway, their Subsidiaries and their stockholders from and against any and all resulting Taxes and Other Tax Costs.

          (iii) In the event that Gateway, its Subsidiaries, its Affiliates or its stockholders takes or fails to take any action that causes or results in the transactions contemplated by this Agreement and the Ancillary Agreements (including the Share Exchanges) to be taxable (other than as contemplated in the IRS Ruling and the Supplemental Ruling) to ATAPCO, New ATAPCO, AI, ATRECO, Gateway, the Subsidiaries of any of the foregoing, or the stockholders of any of the foregoing, Gateway and its Subsidiaries shall indemnify and hold harmless New ATAPCO, ATRECO, their Subsidiaries and their stockholders from and against any and all resulting Taxes and Other Tax Costs.

          (iv) Notwithstanding the foregoing Sections 4.22(c)(i), (ii) and
          (iii), no party shall have any Liability to any other party under this Section 4.22(c) for actions or omissions that relate to the preparation and filing of Pre-Exchange Date Returns (as defined in the Tax Allocation Agreement) or for taking any actions in compliance with the provisions of this Agreement, the Ancillary Agreements or the factual information, statements or representations set forth in the correspondence and other documentation provided to the IRS in connection with the IRS Ruling and Supplemental Ruling.

          (v) Except as specifically provided in this Section 4.22(c), no party to this Agreement shall have any Liability or responsibility for any Taxes imposed on any ATAPCO stockholder, any AI stockholder, any ATRECO Stockholder, any Gateway Stockholder, any New ATAPCO Stockholder, or any Person or entity that is or becomes a stockholder of ATRECO, Gateway or New ATAPCO. Notwithstanding
          Section 11.2 or any other provision of this Agreement to the contrary, the provisions of this Section 4.22(c)(v) shall supersede and take priority over any provision of any Ancillary Agreement (including the Tax Allocation Agreement) to the contrary, even if such Ancillary Agreement is executed after the date of this Agreement.

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

     SECTION 4.23. Transfers Not Effected Prior to the Share Exchanges; Transfers Deemed Effective as of the Exchange Date. To the extent that any transfers contemplated by this Agreement or any Ancillary Agreement shall not have been consummated on or prior to the Exchange Date, the parties shall cooperate to effect such transfers as promptly following the Exchange Date as shall be practicable. Nothing herein shall be deemed to require the transfer of any Assets or the assumption of any Liabilities which by their terms or operation of law cannot be transferred; provided, however, that the parties hereto and their respective Subsidiaries shall cooperate to seek to obtain any necessary consents or approvals for the transfer of all Assets and Liabilities contemplated to be transferred pursuant to this Agreement or any Ancillary Agreement. In the event that any such transfer of Assets or Liabilities has not been consummated, from and after the Exchange Date the party retaining such Asset or Liability shall hold such Asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) or retain such Liability for the account of the party by whom such Liability is to be assumed pursuant hereto, as the case may be, and take such other action as may be reasonably requested by the party to whom such Asset is to be transferred, or by whom such Liability is to be assumed, as the case may be, in order to place such party, insofar as is reasonably possible, in the same position as would have existed had such Asset or Liability been transferred or assumed as contemplated hereby. As and when any such Asset or Liability becomes transferable, or assumable, such transfer or assumption shall be effected forthwith for no additional consideration. The parties agree that, as of the Exchange Date, each party hereto shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all ons and responsibilities incident thereto, which such party is entitled to acquire or required to assume pursuant to the terms of this Agreement and any Ancillary Agreement.

     SECTION 4.24. Conveyancing and Assumption Instruments. In connection with the transfers of Assets and the assumptions of Liabilities contemplated by this Agreement, the parties shall execute or cause to be executed by the appropriate entities the Conveyancing and Assumption Instruments in substantially the form contemplated hereby for transfers to be effected pursuant to the laws of one of the states of the United States or, if not appropriate for a given transfer, and for transfers to be effected pursuant to non-U.S. laws, in such other form as the parties shall reasonably agree, including the transfer of real property with deeds as may be appropriate.
The transfer of capital stock shall be effected by means of delivery of stock certificates and executed stock powers and notation on the stock record books of the corporation or other legal entities involved, or by such other means as may be required in any non-U.S. jurisdiction to transfer title to stock and, to the extent required by applicable law, by notation on public registries.

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

     SECTION 4.25. Ancillary Agreements. On or prior to the Exchange Date, each of ATAPCO, AI, ATRECO and Gateway shall enter into, and/or (where applicable) shall cause members of their respective Groups and the Calvert Group and the Baltimore Management Group, as applicable, to enter into, the Ancillary Agreements and any other agreements in respect of the Reorganization reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

     SECTION 4.26. Preparation of Audited Balance Sheets. Prior to the date hereof the parties have retained Ernst & Young, LLP (the "Firm") to prepare the New ATAPCO Balance Sheet, the ATRECO Balance Sheet, the Gateway Balance Sheet, the Calvert Balance Sheet and the Baltimore Management Balance Sheet in the manner contemplated in this Agreement and the Schedules hereto. Each of New ATAPCO, ATRECO and Gateway agree to, and agree to cause Calvert and Baltimore Management to, provide all reasonably requested information, assistance and cooperation in connection with preparation of the balance sheets and to use their reasonable best efforts to ensure that the balance sheets are prepared in the manner contemplated by this Agreement and the Schedules hereto. In the event of any discrepancy between the Assets and Liabilities set forth on any of the balance sheets and the division of Assets and Liabilities set forth herein, the parties agree to cooperate with one another to promptly resolve any such disputes. If the parties are unable to resolve any such discrepancies themselves within 30 days of the delivery of the balance sheets by the Firm, the parties shall submit their proposed resolutions of the discrepancies to the Firm within 15 days thereafter. The Firm shall select the resolution it deems appropriate, and such determination shall be final and binding on all the parties. All costs and expenses of the Firm in connection with its services under this Section 4.26 shall be Shared Liabilities.

     SECTION 4.27. Unpaid Senior Notes. Prior to the Effective Time, ATAPCO shall assign to Baltimore Management, and Baltimore Management shall assume from ATAPCO, all obligations relating to or arising out of or in connection with the Unpaid Senior Notes. Baltimore Management shall apply funds from the Shared Liability Account (as defined in Section 6.1), or such other account of Baltimore Management (the "Other Account") into which funds may be deposited for this purpose, to the payment, on or about January 4, 1999, of any and all principal and interest due on the Unpaid Senior Notes and any prepayment penalties relating thereto. Any Liability relating to or arising out of or in connection with the Unpaid Senior Notes is a Shared Liability. The parties agree that prior to the Effective Time, ATAPCO shall transfer to the Shared Liability Account or the Other Account $48.3 million in cash to be paid out pursuant to this Section 4.27.

     SECTION 4.28. Lease Liability Adjustments. In the event that any party's usage of the space in The Blaustein Building increases or decreases by more than 5% as a result of the initial build-out of such space to accommodate the needs of the parties, the parties agree that the percentages set forth in Sections 1.1(w)(iii), 1.1(am)(iii), 1.1(av)(iii), 1.1(bn)(ii)

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

and 1.1(cl)(iii) and the corresponding liability for the total costs incurred following the Effective Time under ATAPCO's and ATREPO's existing leases for the office space on the 14th, 23rd and 24th floors in The Blaustein Building shall be adjusted to reflect such change.

ARTICLE V.  CONDITIONS PRECEDENT

     SECTION 5.1. Conditions to the ATAPCO Merger and Share Exchanges. The consummation of the ATAPCO Merger and the Share Exchanges shall be subject to the satisfaction or waiver of the following conditions at or prior to the effectiveness of the ATAPCO Merger, in the case of conditions to the ATAPCO Merger, and prior to the Effective Time, in the case of the Share Exchanges:

     (a)  ATAPCO Stockholder Consents.

          (i) Each New ATAPCO Stockholder shall have submitted to ATAPCO a duly executed New ATAPCO Consent, Letter of Representations and Power of Attorney and no such Consent, Letter of Representations and Power of Attorney shall have been revoked prior to 4:00 p.m., Maryland time, on December 30, 1998 (after which time such Consents, Letters of Representations and Powers of Attorney by their terms shall be irrevocable).

          (ii) Each ATRECO Stockholder shall have submitted to ATAPCO a duly executed ATRECO Consent, Letter of Representations and Power of Attorney and no such Consent, Letter of Representations and Power of Attorney shall have been revoked prior to 4:00 p.m., Maryland time, on December 30, 1998 (after which time such Consents, Letters of Representations and Powers of Attorney by their terms shall be irrevocable).

          (iii) Each Gateway Stockholder shall have submitted to ATAPCO a duly executed Gateway Consent, Letter of Representations and Power of Attorney and no such Consent, Letter of Representations and Power of Attorney shall have been revoked prior to 4:00 p.m., Maryland time, on December 30, 1998 (after which time such Consents, Letters of Representations and Powers of Attorney shall by their terms be irrevocable).

     (b) IRS Ruling. ATAPCO shall have obtained the Supplemental Ruling from the IRS confirming the IRS Ruling.

     (c) No Injunction or Restraint. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Authority preventing the consummation of any transaction that is part of the Reorganization shall be in effect; provided, however, that each of the parties shall have used its best efforts to prevent the entry of any such temporary restraining order, injunction or

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

other order and to appeal as promptly as possible any injunction or other order that may be entered.

     (d) Resignations. All resignations contemplated by Section 4.8 shall have been received and be acceptable in form and substance.

     (e) Ancillary Agreements. Each of the Ancillary Agreements shall have been executed by all necessary parties.

     (f)  Other Transactions.

          (i) In the case of the ATAPCO Merger, every transaction or other action required by this Agreement or any Ancillary Agreement to be taken or completed prior to the effectiveness of the ATAPCO Merger shall have been taken or completed and every transaction or other action required by this Agreement or any Ancillary Agreement to be taken or completed after the effectiveness of the ATAPCO Merger shall not have been taken or completed.

          (ii) In the case of the Share Exchanges, every transaction and other action (including effecting the ATAPCO Merger) required by this Agreement or any Ancillary Agreement to be taken or completed prior to the Effective Time shall have been taken or completed.

     (g)  Miller & Chevalier Letter and Opinion.

          (i) ATAPCO, AI, ATRECO and Gateway shall have received an opinion from Miller & Chevalier, Chartered, in form and substance satisfactory to them, (1) restating all of the factual information, representations and statements provided to the IRS in connection with the IRS Ruling and the Supplemental Ruling and on which the IRS, in the opinion of Miller & Chevalier, relied in issuing the IRS Ruling and the Supplemental Ruling and (2) confirming that to the extent the facts relating to the transactions described in this Agreement, the Ancillary Agreements and the Information Statement differ from or were not described in the factual material submitted to the IRS, in the opinion of Miller & Chevalier, such differences and/or omissions will have no effect on the validity of the IRS Ruling and the Supplemental Ruling. Miller & Chevalier's opinions will be based on the facts existing at the Effective Time, and no assurance can be given that factual changes subsequent to the Effective Time (unless otherwise described in this Agreement, the Ancillary Agreements, the Information Statement or the factual information, representation and statement provided to the IRS in connection with the IRS Ruling and the Supplemental Ruling) will not have a material effect on the tax treatment of the transaction.

          (ii) ATAPCO, AI, ATRECO and Gateway shall have received an opinion from Miller & Chevalier, in form and substance satisfactory to them, as to certain federal income tax consequences of the Reorganization and certain related matters.

     (h) Fairness Opinion. The opinion of Warburg Dillon Read, delivered to the Board of Directors of ATAPCO on November 19, 1998, to the effect that the Reorganization is fair to the stockholders of ATAPCO from a financial point of view, shall not have been withdrawn prior to the Effective Time.

     (i) Schedules. Each of the Schedules shall have been agreed to by the parties and each of Louis B. Thalheimer, Henry A. Rosenberg, Jr. and Daniel B. Hirschhorn.

     (j) Certification. Each of Louis Thalheimer, Henry Rosenberg and Daniel Hirschhorn shall have executed a certificate in the form attached hereto as Schedule 5.1(i), dated as of the Exchange Date, certifying that all Conditions Precedent have been satisfied or waived.


ARTICLE VI.  SHARED LIABILITIES AND INDEMNIFICATION

     SECTION 6.1. Shared Liability Account. Prior to the Effective Time, ATAPCO will deposit into an account (the "Shared Liability Account") controlled by Baltimore Management, in addition to the cash set forth in
Section 4.27, (i) $3 million in cash in the event that the sale of the Northern Computers Business has not been completed prior to the Effective Time or (ii) $10 million in cash in the event the sale of the Northern Computers Business has been completed prior to the Effective Time. The parties agree that all cash available from the disposition of any Calvert Business (or any portion thereof) shall be deposited in the Shared Liability Account so as to increase the balance in such account (not including any amounts transferred to the Shared Liability Account under Section 4.27) from time to time to $10 million. If at any time the amount in the Shared Liability Account falls below $3 million, Baltimore Management shall make a request to Calvert to provide funds to increase the amount in the Shared Liability Account to $10 million (or such lower amount as may be permitted following the first and second anniversaries of the Exchange Date) and Calvert shall provide such funds to the extent such funds are available to Calvert at the time of the request. If at any time Calvert does not have sufficient funds to provide to the Shared Liability Account as required by the preceding sentence, Baltimore Management shall request that each of New ATAPCO, ATRECO and Gateway directly contribute to the Shared Liability Account an amount equal to the amount of funds required to increase the Shared Liability Account to the required level multiplied by the New ATAPCO Percentage, the ATRECO Percentage and the Gateway Percentage, respectively, and each of New ATAPCO, ATRECO and Gateway agrees to make such contributions upon such request. On the first anniversary of the Exchange Date, the aggregate amount to be maintained in the Shared Liability Account shall be reduced to $6.7 million and on the second anniversary of the Exchange Date

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

the aggregate amount to be maintained in the Shared Liability Account shall be reduced to $3.3 million through the payment of any funds in excess of such amounts to New ATAPCO, ATRECO and Gateway in accordance with the New ATAPCO Percentage, the ATRECO Percentage and the Gateway Percentage, respectively; provided that if any of New ATAPCO, ATRECO or Gateway shall object to any such reduction in writing sent to the other parties prior to the relevant anniversary of the Exchange Date, such reduction shall not take place. Prior to the third anniversary of the Exchange Date, the parties will negotiate in good faith regarding extending the Shared Liability Account if appropriate and necessary to provide resources for fulfilling the parties' continuing obligations after that date under this Agreement and the Ancillary Agreements. In the absence of such an extension, the Shared Liability Account shall be terminated on the third anniversary of the Exchange Date; provided, that if any Third Party Claims (as defined herein) with respect to Shared Liabilities are pending or threatened on such date, the Shared Liability Account shall not be terminated until all such Third Party Claims have been finally resolved. Upon termination, the funds remaining in the Shared Liability Account shall be distributed to New ATAPCO, ATRECO and Gateway in accordance with the New ATAPCO Percentage, the ATRECO Percentage and the Gateway Percentage, respectively. At the time Baltimore Management is liquidated or New ATAPCO, ATRECO and Gateway cease to own at least 50% of the equity interest in Baltimore Management, the Shared Liability Account shall be transferred to an escrow agent mutually acceptable to New ATAPCO, ATRECO and Gateway, and such escrow agent will thereafter manage the Shared Liability Account subject to the terms and conditions of this Agreement and any Ancillary Agreements.

     SECTION 6.2. Payment of Shared Liabilities from Shared Liability Account. Following the Effective Time, Baltimore Management shall apply the funds in the Shared Liability Account solely to the payment of Shared Liabilities. All requests for payment of any Shared Liability shall be forwarded to Baltimore Management promptly after receipt by one of the parties of a request for payment of a Shared Liability from a third party or a party's discovery that it has previously paid a Shared Liability using its own funds or a party becomes legally obligated to pay a Shared Liability.
Upon receipt of any such payment request for any amounts less than $50,000, Baltimore Management shall make the appropriate disbursements. For payment requests equal to or in excess of $50,000, Baltimore Management shall, immediately upon receipt of the same, forward by facsimile a copy of such payment request to each party. Each party shall have two business days in the case of any request for payment of an amount between $50,000 and $250,000 and five business days in the case of any request for payment of an amount in excess of $250,000 from the receipt of such payment request to notify Baltimore Management and the other parties of any objections to the same; provided, however, that the failure to make such objections shall not prevent any party to further dispute the right to make such payment in whole or in part. Unless a party makes any such objection within the designated period, Baltimore Management shall make the appropriate disbursement. Baltimore Management will provide New ATAPCO, ATRECO and Gateway with reports on a

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monthly basis setting forth the disbursements that have been made from the
Shared Liability Account. All disputes as to whether any payment from the Shared Liability Account was in satisfaction of a Shared Liability or whether a requested payment should be made from the Shared Liability Account shall be resolved in accordance with Article IX hereof.

     SECTION 6.3.  Other Provisions Regarding Shared Liabilities.

     (a) If a party has paid or becomes obligated to pay any Shared Liability and there are insufficient funds in the Shared Liability Account to satisfy the payment request submitted to Baltimore Management in accordance with Section 6.2 with respect to such Shared Liability, subject to the terms of Section 6.2, Baltimore Management shall disburse all remaining funds from the Shared Liability Account as appropriate and notify the other two parties of the amount each such party owes to the requesting party in respect of such Shared Liability. Promptly following receipt of such notice, the other two parties will pay the appropriate amounts to the requesting party.

     (b) If a party has paid or becomes obligated to pay any Shared Liability after the termination of the Shared Liability Account, each of the other two parties will pay its applicable share of the Shared Liability to the party which has paid or become obligated to pay such Shared Liability promptly after receiving notice from the paying party.

     (c)  In the event that any of New ATAPCO, ATRECO or Gateway
(i) liquidates, dissolves or undertakes any corporate reorganization and there is no successor entity contractually obligated to satisfy any such party's obligations under this Agreement following such transaction, (ii) is legally discharged from its obligations under this Agreement, or (iii) is unable to satisfy its obligations under this Agreement due to the pendency of any federal or state bankruptcy or similar proceeding (in any such circumstance, a "Dissolved Party"), then for all purposes under this Agreement or any Ancillary Agreement the remaining parties shall be liable for a percentage of the Shared Liabilities equal to the quotient of (i) each party's original applicable percentage, divided by (ii) 100 minus the original applicable percentage of the Dissolved Party. Notwithstanding the above sentence, in no event shall such party's acceptance of such Liability be considered a release or novation or otherwise preclude such party from seeking indemnification for its increased costs hereunder from a Dissolved Party.

     (d) The parties agree to enter into one or more "common interest" agreements in a form to be agreed upon in respect of third-party claims relating to any Shared Liabilities.

     (e) If the Shared Liability Account is terminated before New ATAPCO (or its stockholders) has paid all Pre-Exchange Taxes (as defined in the Tax Allocation Agreement) resulting from application of the provisions of Section 1363(d) of the Code (the "LIFO Recapture Taxes"), on or before the date of

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such termination, ATRECO will pay to New ATAPCO 37.925%, and Gateway will pay to New ATAPCO 22.952%, of the amount of the LIFO Recapture Taxes remaining to be paid by New ATAPCO (or its stockholders) after the date of the termination of the Shared Liability Account.

     SECTION 6.4.  Indemnification Obligations.

     (a) In addition to the indemnification obligations specifically set forth elsewhere in this Agreement or in any Ancillary Agreement, the parties shall have the indemnification obligations set forth in this Article VI.

     (b) Indemnification by New ATAPCO. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, New ATAPCO shall indemnify, defend and hold harmless the ATRECO Indemnitees and the Gateway Indemnitees from and against any and all Indemnifiable Losses of the ATRECO Indemnitees and the Gateway Indemnitees arising out of, by reason of or otherwise in connection with -- (i) the New ATAPCO Liabilities or alleged New ATAPCO Liabilities or (ii) any breach by New ATAPCO or any member of the New ATAPCO Group of any provision of this Agreement or any Ancillary Agreement.

     (c) Indemnification by ATRECO. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, ATRECO shall indemnify, defend and hold harmless the New ATAPCO Indemnitees and the Gateway Indemnitees from and against any and all Indemnifiable Losses of the New ATAPCO Indemnitees and the Gateway Indemnitees arising out of, by reason of or otherwise in connection with -- (i) the ATRECO Liabilities or alleged ATRECO Liabilities or (ii) any breach by ATRECO or any member of the ATRECO Group of any provision of this Agreement or any Ancillary Agreement.

     (d) Indemnification by Gateway. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, Gateway shall indemnify, defend and hold harmless the New ATAPCO Indemnitees and the ATRECO Indemnitees from and against any and all Indemnifiable Losses of the New ATAPCO Indemnitees and the ATRECO Indemnitees arising out of, by reason of or otherwise in connection with -- (i) the Gateway Liabilities or alleged Gateway Liabilities or (ii) any breach by Gateway or any member of the Gateway Group of any provision of this Agreement or any Ancillary Agreement.

     SECTION 6.5. Procedures for Indemnification With Respect to Third Party Claims.

     (a) The provisions of this Section 6.5 are applicable to the indemnification obligations of the parties hereto to the extent those obligations relate to Third Party Claims (as defined below) and are not the subject of the provisions of Section 6.6.

     (b) Third Party Claims. If a claim or demand is made against a New ATAPCO Indemnitee, an ATRECO Indemnitee or a Gateway Indemnitee (each, an "Indemnitee") by any Person who is not a party to this Agreement (a "Third

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

Party Claim") as to which such Indemnitee is entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the party which is or may be required pursuant to Section 6.4(b), (c) or (d) hereof to make such indemnification (the "Indemnifying Party") in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within 15 business days) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within five business days) after the Indemnitee's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

          If a Third Party Claim is made against an Indemnitee, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges in writing its obligation to indemnify the Indemnitee therefor, to assume the defense thereof with counsel selected by the Indemnifying Party; provided that such counsel is not reasonably objected to by the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall, within 30 days (or sooner if the nature of the Third Party Claim so requires), notify the Indemnitee of its intent to do so, and the Indemnifying Party shall thereafter not be liable to the Indemnitee for legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, that such Indemnitee shall have the right to employ counsel to represent such Indemnitee if, in such Indemnitee's reasonable judgment, a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim which would make representation of both such parties by one counsel inappropriate, and in such event the fees and expenses of such separate counsel shall be paid by such Indemnifying Party. If the Indemnifying Party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, subject to the proviso of the preceding sentence, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during the period prior to the time the Indemnitee shall have given notice of the Third Party Claim as provided above). If the Indemnifying Party so elects to assume the defense of any Third Party Claim, all of the Indemnitees shall cooperate with the Indemnifying Party in the defense or prosecution thereof, including by providing or causing to be provided, Records and witnesses as soon as reasonably practicable after receiving any request therefor from or on behalf of the Indemnifying Party.



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          If the Indemnifying Party acknowledges in writing responsibility for a Third Party Claim, then in no event will the Indemnitee admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the Indemnifying Party's prior written consent; provided, however, that the Indemnitee shall have the right to settle, compromise or discharge such Third Party Claim without the consent of the Indemnifying Party if the Indemnitee releases the Indemnifying Party from its indemnification obligation hereunder with respect to such Third Party Claim and such settlement, compromise or discharge would not otherwise adversely affect the Indemnifying Party. If the Indemnifying Party acknowledges in writing liability for a Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and releases the Indemnitee completely in connection with such Third Party Claim and that would not otherwise adversely affect the Indemnitee; provided, however, that the Indemnitee may refuse to agree to any such settlement, compromise or discharge if the Indemnitee agrees that the Indemnifying
Party's indemnification obligation with respect to such Third Party Claim shall not exceed the amount that would be required to be paid by or on behalf of the Indemnifying Party in connection with such settlement, compromise or discharge. If an Indemnifying Party elects not to assume the defense of a Third Party Claim, or fails to notify an Indemnitee of its election to do so as provided herein, such Indemnitee may compromise, settle or defend such Third Party Claim.

          Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnitee in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indsonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

     (c) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

     (d) The remedies provided in this Article VI shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

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     SECTION 6.6.  Procedures for Third Party Claims That Are for Shared
Liabilities.

     (a) Compliance with the provisions of Section 6.5 and the remaining subsections of this Section 6.6 is not required with respect to any Shared Liability that either -(i) is paid out of the Shared Liability Account, or
(ii) is paid by New ATAPCO, ATRECO or Gateway if the payor in its sole reasonable discretion determines either (A) that such payment is in the ordinary course of business or (B) that there is no defense against such Shared Liability that is more likely than not to prevail. In the case of any such Shared Liability, the parties shall make prompt payments to each other as required by Sections 6.1, 6.2 and 6.3 and shall thereafter cooperate if one or more parties elects to pursue a recovery of part or all of any payments made with respect thereto.

     (b) If a Third Party Claim is made against a party hereto or any of its Subsidiaries (the "Defender") which would, if adversely determined, result in a Shared Liability, such Defender shall notify the other parties hereto (the "Contributing Parties") in writing, and in reasonable detail of the Claim promptly (and in any event within 15 business days) after receipt by such Defender of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the obligations of the Contributing Parties provided for in this Agreement or any Ancillary Agreement except to the extent any Contributing Party shall have been actually prejudiced as a result of such failure. Thereafter, the Defender shall deliver to the Contributing Parties, promptly (and in any event within five business days) after the Defender's receipt thereof, copies of all notices and documents (including court papers) received by the Defender relating to the Third Party Claim.

     (c) If a Third Party Claim is made against a Defender which would, if adversely determined, result in a Shared Liability, the Contributing Parties shall be entitled to participate in the defense thereof if such Contributing Party acknowledges in writing that the Third party Claim relates to a Shared Liability, it being understood that the Defender shall control such defense. Each Contributing Party shall cooperate with the Defender in the defense or prosecution of the Third Party Claim, including by providing or causing to be provided, Records and witnesses as soon as reasonably practicable after receiving any request therefor from or on behalf of Defender.

     (d) If a Contributing Party acknowledges in writing proportionate responsibility for such a Third Party Claim, then in no event will the Defender admit any liability with respect to, or settle, compromise or discharge such Third Party Claim without the Contributing Party's prior written consent; provided, however, that the Defender shall have the right to settle, compromise or discharge such Third Party Claim without the consent of the Contributing Party if the Defender releases the Contributing Party from its proportionate liability for the Shared Liability hereunder with respect to such Third Party Claim and such settlement, compromise or discharge would

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not otherwise adversely affect the Contributing Party.  If a Contributing
Party does not notify the Defender of its acknowledgment of a proportionate liability for the Shared Liability, such Defender may compromise, settle or defend such Third Party Claim without the consent or participation of such Contributing Party without prejudice to its right to indemnification or contribution. Notwithstanding the foregoing, the Defender shall present every settlement proposal to the Contributing Parties. If the proposed settlement offer is rejected by Defender and/or one or more of the Contributing Parties, the Defender and/or Contributing Parties proposing to accept the proposed settlement offer shall be entitled to pay an amount equal to their respective applicable Percentage of the proposed settlement amount to the remaining parties. If any party or parties exercise such right, the remaining parties shall assume the defense of the Third Party Claim and the parties who have paid the applicable Percentage of the proposed settlement amount shall have no further Liability with respect to the Third Party
Claim and shall be indemnified by the remaining parties against any such Liability.

     SECTION 6.7.  Indemnification and Contribution Payments.
Indemnification and contribution required by this Article VI shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or loss, Liability, claim, damage or expense is incurred and in no event later than 10 business days following receipt of notification of any of the foregoing.

     SECTION 6.8. Tax Treatment of Indemnification and Contribution Payments. The parties agree that, for federal and state income tax purposes, they shall treat all payments made pursuant to this Article VI or the indemnification provisions of any Ancillary Agreement as contributions to capital and/or distributions, as the case may be, made immediately prior to the Effective Time.


ARTICLE VII.  ACCESS TO INFORMATION

     SECTION 7.1.  Provision of Corporate Records.

     (a) Other than in circumstances in which indemnification is sought pursuant to Article VI (in which event the provisions of such Article will govern), after the Exchange Date, upon the prior written request by ATRECO or Gateway for specific and identified agreements, documents, books, records or files (collectively, "Records") which relate to (x) the conduct of ATAPCO's business (or the business of any and all of the subsidiaries of ATAPCO), prior to the Effective Time, or (y) any Ancillary Agreement to which New ATAPCO and ATRECO and/or Gateway are parties, as applicable, New ATAPCO shall arrange, as soon as reasonably practicable following the receipt of such request, for the provision of appropriate copies of such Records (or the originals thereof if the party making the request has a reasonable need for such originals) in the possession or control of New ATAPCO or any of its


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

Subsidiaries, but only to the extent such items are not already in the possession or control of the requesting party.

     (b) Other than in circumstances in which indemnification is sought pursuant to Article VI (in which event the provisions of such Article will govern), after the Exchange Date, upon the prior written request by New ATAPCO or Gateway for specific and identified Records which relate to (x) the conduct of ATAPCO's business (or the business of any and all of the Subsidiaries of ATAPCO), prior to the Effective Time, or (y) any Ancillary Agreement to which ATRECO and New ATAPCO and/or Gateway are parties, as applicable, ATRECO shall arrange, as soon as reasonably practicable following the receipt of such request, for the provision of appropriate copies of such Records (or the originals thereof if the party making the request has a reasonable need for such originals) in the possession or control of ATRECO or any of its Subsidiaries, but only to the extent such items are not already in the possession or control of the requesting party.

     (c) Other than in circumstances in which indemnification is sought pursuant to Article VI (in which event the provisions of such Article will govern), after the Exchange Date, upon the prior written request by New ATAPCO or ATRECO for specific and identified Records which relate to
(x) the conduct of ATAPCO's business (or the business of any and all of the Subsidiaries of ATAPCO), prior to the Effective Time, or (y) any Ancillary Agreement to which Gateway and New ATAPCO and/or ATRECO are parties, as applicable, Gateway shall arrange, as soon as reasonably practicable following the receipt of such request, for the provision of appropriate copies of such Records (or the originals thereof if the party making the request has a reasonable need for such originals) in the possession or control of Gateway or any of its Subsidiaries, but only to the extent such items are not already in the possession or control of the requesting party.

     (d) Other than in circumstances in which indemnification is sought pursuant to Article VI (in which event the provisions of such Article will govern), after the Exchange Date, upon the prior written request by New ATAPCO, ATRECO or Gateway for specific and identified Records which relate to
(x) the conduct of ATAPCO's business (or the business of any and all of the Subsidiaries of ATAPCO), prior to the Effective Time, or (y) any Ancillary Agreement to which Calvert and/or Baltimore Management are parties, the parties shall cause Calvert or Baltimore Management to arrange, as soon as reasonably practicable following the receipt of such request, for the provision of appropriate copies of such Records (or the originals thereof if the party making the request has a reasonable need for such originals) in the possession or control of Calvert or any of its Subsidiaries or Baltimore Management or any of its Subsidiaries, but only to the extent such items are not already in the possession or control of the requesting party.

     (e) New ATAPCO, ATRECO and Gateway shall, and shall cause their Subsidiaries to, retain all Records (including those of Calvert and Baltimore Management) for a period of five years following the Exchange Date.


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     SECTION 7.2.  Access to Information.  Other than in circumstances in which indemnification is sought pursuant to Article VI (in which event the provisions of such Article will govern), from and after the Exchange Date, each of New ATAPCO, ATRECO and Gateway shall, and shall cause Calvert and Baltimore Management to, afford to the others and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours, subject to appropriate restrictions for classified, privileged or confidential information, to the personnel, properties, books and Records of such party and its Subsidiaries insofar as such access is reasonably required by another party and relates to the conduct of ATAPCO's business (or the business of any and all of the Subsidiaries of ATAPCO), prior to the Effective Time.

     SECTION 7.3. Reimbursement; Other Matters. Except to the extent otherwise contemplated by any Ancillary Agreement, a party (including Calvert and Baltimore Management) providing Records or access to information to any other party under this Article VII shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such Records or access to information.

     SECTION 7.4. Confidentiality. Each of (i) New ATAPCO and its Subsidiaries, (ii) ATRECO and its Subsidiaries, (iii) Gateway and its Subsidiaries, (iv) Calvert and its Subsidiaries and (v)Baltimore Management and its Subsidiaries shall not use or permit the use of (without the prior written consent of the other relevant party or parties) and shall keep, and shall cause its consultants and advisors to keep, confidential all information concerning the other parties in its possession, its custody or under its control (except to the extent that (A) such information has been in the public domain through no fault of such party, or (B) such information has been later lawfully acquired by such party from other sources not under any obligation to maintain such confidentiality, or (C) this Agreement or any other Ancillary Agreement or any other agreement entered into pursuant hereto permits the use or disclosure of such information) to the extent such information (w) relates to or was acquired during the period up to the Effective Time, (x) relates to any Ancillary Agreement, (y) is obtained in the course of performing services for another party pursuant to any Ancillary Agreement, or (z) is based upon or is derived from information described in the preceding clauses (w), (x) or (y), and each party shall not (without the prior written consent of the other relevant party or parties) otherwise release or disclose such information to any other person, except such party's auditors and attorneys, unless compelled to disclose such information by judicial or administrative process or unless such disclosure is required by law and such party has used commercially reasonable efforts to consult with the other affected party or parties prior to such disclosure and afforded such party or parties the reasonable opportunity to take actions to secure confidential treatment.


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     SECTION 7.5.  Privileged Matters.  The parties hereto recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the benefit of each of the members of the New ATAPCO Group, the members of the ATRECO Group, the members of the Gateway Group, the members of the Calvert Group and the members of the Baltimore Management Group and that each of the members of the New ATAPCO Group, the members of the ATRECO Group, the members of the Gateway Group, the members of the Calvert Group and the members of the Baltimore Management Group should be deemed to be the client for the purposes of asserting all privileges which may be asserted under applicable law. To allocate the interests of each party in the information as to which any party is entitled to assert a privilege, the parties agree as follows:

     (a) New ATAPCO shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the New ATAPCO Business, whether or not the privileged information is in the possession of or under the control of New ATAPCO, ATRECO, Gateway, Calvert or Baltimore Management. New ATAPCO shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting New ATAPCO Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by New ATAPCO, whether or not the privileged information is in the possession of or under the control of New ATAPCO, ATRECO, Gateway, Calvert or Baltimore Management.

     (b) ATRECO shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the ATRECO Business, whether or not the privileged information is in the possession of or under the control of New ATAPCO, ATRECO, Gateway, Calvert or Baltimore Management. ATRECO shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the subject matter of any claims constituting ATRECO Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by ATRECO whether or not the privileged information is in the possession of or under the control of New ATAPCO, ATRECO, Gateway, Calvert or Baltimore Management.

     (c) Gateway shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Gateway Business, whether or not the privileged information is in the possession of or under the control of New ATAPCO, ATRECO, Gateway, Calvert or Baltimore Management. Gateway shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the subject matter of any claims constituting Gateway Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Gateway, whether or not the privileged information is in the


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

possession or under the control of New ATAPCO, ATRECO, Gateway, Calvert or Baltimore Management.

     (d) Calvert shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Calvert Business, whether or not the privileged information is in the possession of or under the control of New ATAPCO, ATRECO, Gateway, Calvert or Baltimore Management. Calvert shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the subject matter of any claims constituting Calvert Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Calvert, whether or not the privileged information is in the possession or under the control of New ATAPCO, ATRECO, Gateway, Calvert or Baltimore Management.

     (e) Baltimore Management shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Baltimore Management Business, whether or not the privileged information is in the possession of or under the control of New ATAPCO, ATRECO, Gateway, Calvert or Baltimore Management. Baltimore Management shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the subject matter of any claims constituting Baltimore Management Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Baltimore Management, whether or not the privileged information is in the possession or under the control of New ATAPCO, ATRECO, Gateway, Calvert or Baltimore Management.

     (f) The parties hereto agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this
Section 7.5, with respect to all privileges not allocated pursuant to the terms of Sections 7.5(a)-(e). All privileges relating to any claims, proceedings, litigation, disputes, or other matters which involve New ATAPCO, ATRECO, Gateway, Calvert and Baltimore Management in respect of which all parties retain any responsibility or Liability under this Agreement or any Ancillary Agreement, shall be subject to a shared privilege among them.

     (g) No party hereto may waive any privilege which could be asserted under any applicable law, and in which any other party hereto has a shared privilege, without the consent of the other party, except to the extent reasonably required in connection with any litigation with third parties or as provided in Section 7.5(h). Consent shall be in writing, or shall be deemed to be granted unless written objection is made within 20 days after notice upon the other party requesting such consent.

     (h) In the event of any litigation or dispute between or among any of the parties hereto, any party and a Subsidiary of another party hereto, or a Subsidiary of one party hereto and a Subsidiary of another party hereto,

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either such party may waive a privilege in which the other party has a shared privilege, without obtaining the consent of the other party, provided that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation or dispute between the parties and/or their Subsidiaries, and shall not operate as a waiver of the shared privilege with respect to third parties.

     (i) If a dispute arises between or among the parties hereto or their respective Subsidiaries regarding whether a privilege should be waived to protect or advance the interest of any party, each party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other parties, and shall not unreasonably withhold consent to any request for waiver by another party. Each party hereto specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

     (j) Upon receipt by any party hereto or by any Subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared privilege or as to which another party has the sole right hereunder to assert a privilege, or if any party obtains knowledge that any of its or any of its Subsidiaries' current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such privileged information, such party shall promptly notify the other party or parties of the existence of the request and shall provide the other party or parties a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 7.5 or otherwise to prevent the production or disclosure of such privileged information.

     (k) The transfer of all Records and other information pursuant to this Agreement or any Ancillary Agreement is made in reliance on the agreement of New ATAPCO, ATRECO and Gateway, as set forth in Sections 7.4 and 7.5, to, and to cause Calvert and Baltimore Management to, maintain the confidentiality of privileged information and to assert and maintain all applicable privileges. The access to information being granted pursuant to Sections 7.1 and 7.2 hereof, the agreement to provide witnesses and individuals pursuant to
Section 4.21, Section 6.5 and Section 6.6 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Sections 6.5 and
6.6 hereof, and the transfer of privileged information between and among the parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

     SECTION 7.6. Ownership of Information. Any information owned by one party or any of its Subsidiaries that is provided to a requesting party pursuant to Article VI or this Article VII shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.



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     SECTION 7.7.  Limitation of Liability.

     (a) No party shall have any liability to any other party in the event that any information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.

     (b) No party or any Subsidiary thereof shall have any Liability or claim against any other party or any Subsidiary of any other party based upon, arising out of or resulting from any agreement, arrangement, course of dealing or understanding existing on or prior to the Exchange Date (other than this Agreement or any Ancillary Agreement or any agreement entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby), unless such agreement, arrangement, course of dealing or understanding is listed on Schedule 7.7(b) hereto, and any such Liability or claim, whether or not in writing, which is not reflected on such Schedule, is hereby irrevocably canceled, released and waived.

     SECTION 7.8. Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information set forth in any Ancillary Agreement.


ARTICLE VIII.  ADMINISTRATIVE SERVICES

     SECTION 8.1. Performance of Services. Beginning on the Exchange Date, Baltimore Management will provide to the parties hereto, Calvert and their Subsidiaries such services on such terms and conditions as may be set forth in the Administrative Services Agreement.

     SECTION 8.2. Independence. Unless otherwise agreed in writing, all employees and representatives of Baltimore Management providing the scheduled services to a recipient of such services will be deemed for purposes of all compensation and employee benefits matters to be employees or representatives of Baltimore Management and not employees or representatives of the recipient of such services. In performing such services, such employees and representatives will be under the direction, control and supervision of Baltimore Management (and not the recipient of such services) and Baltimore Management will have the sole right to exercise all authority with respect to the employment (including, without limitation, termination of employment), assignment and compensation of such employees and representatives.







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ARTICLE IX.  DISPUTE RESOLUTION

     SECTION 9.1. Negotiation. In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including, without limitation, any claim based on contract, tort, statute or constitution (but excluding any controversy, dispute or claim arising out of any agreement relating to the use or lease of real property if any third party is a party to such controversy, dispute or claim) (collectively, "Agreement Disputes"), the appropriate officers designated by the parties shall negotiate in good faith for a reasonable period of time to settle such Agreement Dispute, provided such reasonable period shall not, unless otherwise agreed by the parties in writing, exceed 30 days from the time the parties began such negotiations; provided further that in the event of any arbitration in accordance with Section 9.2 hereof, the parties shall not assert the defenses of statute of limitations and laches arising for the period beginning after the date the parties began negotiations hereunder, and any contractual time period or deadline under this Agreement to which such Agreement Dispute relates shall not be deemed to have passed until such Agreement Dispute has been resolved.

     SECTION 9.2. Arbitration. If after such reasonable period such officers are unable to settle such Agreement Dispute (and in any event, unless otherwise agreed in writing by the parties, after 60 days have elapsed from the time the parties began such negotiations), such Agreement Dispute shall be determined, at the request of any party, by arbitration conducted in Baltimore County, Maryland, before and in accordance with the then-existing International Arbitration Rules of the American Arbitration Association (the "Rules"). In any dispute between the parties hereto, the number of arbitrators shall be three. Any judgment or award rendered by the arbitrators shall be final, binding and nonappealable (except upon grounds specified in 9 U.S.C. Section 10(a) as in effect on the date hereof). If the parties are unable to agree on the arbitrators, the arbitrators shall be selected in accordance with the Rules; provided that each arbitrator shall be a U.S. national. Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation of enforceability of this Article IX shall be determined by the arbitrators. In resolving any dispute, the parties intend that the arbitrators apply the substantive laws of the State of Maryland, without regard to the choice of law principles thereof. The parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable. The parties agree to comply with any award made in any such arbitration proceeding that has become final in accordance with the Rules and agree to enforcement of or entry of judgment upon such award, by any court of competent jurisdiction, including (a) the Circuit Court, 3rd Judicial Circuit, Baltimore County, Maryland, or (b) the United States District Court

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

for the District of Maryland, in accordance with Section 11.17 hereof. The arbitrators shall be entitled, if appropriate, to award any remings, including, without limitation, monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, the arbitrators shall not be entitled to award punitive damages. Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the parties or permitted by this Agreement, the parties shall keep confidential all matters relating to the arbitration or the award, provided such matters may be disclosed (i) to the extent reasonably necessary in any proceeding brought to enforce the award or for entry of a judgment upon the award and
(ii) to the extent otherwise required by law. Notwithstanding Article 32 of the Rules, the party other than the prevailing party in the arbitration shall be responsible for all of the costs of the arbitration, including legal fees and other costs specified by such Article 32. Nothing contained herein is intended to or shall be construed to prevent any party, in accordance with
Article 22(3) of the Rules or otherwise, from applying to any court of competent jurisdiction for interim measures or other provisional relief (including, without limitation, injunctive or other equitable relief) in connection with the subject matter of any Agreement Disputes.

     SECTION 9.3. Continuity of Service and Performance. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article IX with respect to all matters not subject to such dispute, controversy or claim.


ARTICLE X.  INSURANCE

     SECTION 10.1.  Policies and Rights Included Within Assets.

     (a) The New ATAPCO Assets shall include (i) any and all rights of an insured party under each of the New ATAPCO Shared Policies, subject to the terms of such New ATAPCO Shared Policies and any limitations or obligations of New ATAPCO contemplated by this Article X, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, Actions, proceedings, injuries, losses, Liabilities, damages and expenses incurred or claimed to have been incurred on or prior to the Exchange Date by any party in or in connection with the conduct of the New ATAPCO Business or, to the extent any claim is made against New ATAPCO or any of its Subsidiaries, the conduct of the ATRECO Business, the Gateway Business, the Calvert Business or the Baltimore Management Business, and which claims, suits, Actions, proceedings, injuries, losses, Liabilities, damages and expenses may arise out of an insured or insurable occurrence under one or more of such New ATAPCO Shared Policies; provided, however, that nothing in this clause shall be deemed to constitute (or to reflect) an assignment of such New ATAPCO Shared Policies, or any of them, to New ATAPCO, and (ii) the New ATAPCO Policies.

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

     (b) The ATRECO Assets shall include (i) any and all rights of an insured party under each of the ATRECO Shared Policies, subject to the terms of such ATRECO Shared Policies and any limitations or obligations of ATRECO contemplated by this Article X, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, Actions, proceedings, injuries, losses, Liabilities, damages and expenses incurred or claimed to have been incurred on or prior to the Exchange Date by any party in or in connection with the conduct of the ATRECO Business or, to the extent any claim is made against ATRECO or any of its Subsidiaries, the conduct of the New ATAPCO Businesstimore Management Business, and which claims, suits, Actions, proceedings, injuries, losses, Liabilities, damages and expenses may arise out of an insured or insurable occurrence under one or more of such ATRECO Shared Policies; provided, however, that nothing in this clause shall be deemed to constitute (or to reflect) an assignment of such ATRECO Shared Policies, or any of them, to ATRECO, and (ii) the ATRECO Policies.

     (c) The Gateway Assets shall include (i) any and all rights of an insured party under each of the Gateway Shared Policies, subject to the terms of such Gateway Shared Policies and any limitations or obligations of Gateway contemplated by this Article X, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, Actions, proceedings, injuries, losses, Liabilities, damages and expenses incurred or claimed to have been incurred on or prior to the Exchange Date by any party in or in connection with the conduct of the Gateway Business or, to the extent any claim is made against Gateway or any of its Subsidiaries, the conduct of the New ATAPCO Business, the ATRECO Business, the Calvert Business or the Baltimore Management Business, and which claims, suits, Actions, proceedings, injuries, losses, Liabilities, damages and expenses may arise out of an insured or insurable occurrence under one or more of such Gateway Shared Policies; provided, however, that nothing in this clause shall be deemed to constitute (or to reflect) an assignment of such Gateway Shared Policies, or any of them, to Gateway, and (ii) the Gateway Policies.

     (d) The Calvert Assets shall include (i) any and all rights of an insured party under each of the Calvert Shared Policies, subject to the terms of such Calvert Shared Policies and any limitations or obligations of Calvert contemplated by this Article X, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, Actions, proceedings, injuries, losses, Liabilities, damages and expenses incurred or claimed to have been incurred on or prior to the Exchange Date by any party in or in connection with the conduct of the Calvert Business or, to the extent any claim is made against Calvert or any of its Subsidiaries, the conduct of the New ATAPCO Business, the ATRECO Business, the Gateway Business and the Baltimore Management Business, and which claims, suits, Actions, proceedings, injuries, losses, Liabilities, damages and expenses may arise out of an insured or insurable occurrence under one or more of such Calvert Shared Policies; provided,

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

however, that nothing in this clause shall be deemed to constitute (or to reflect) an assignment of such Calvert Shared Policies, or any of them, to Calvert, and (ii) the Calvert Policies.

     (e) The Baltimore Management Assets shall include (i) any and all rights of an insured party under each of the Baltimore Management shared Policies, subject to the terms of such Baltimore Management Shared Policies and any limitations or obligations of Baltimore Management contemplated by this Article X, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, Actions, proceedings, injuries, losses, Liabilities, damages and expenses incurred or claims to have been incurred on or prior to the Exchange Date by any party in or in connection with the conduct of the Baltimore Management Business or, to the extent any claim is made against Baltimore Management or any of itthe ATRECO Business, the Gateway Business or the Calvert Business, and which claims, suits, Actions proceedings, injuries, losses, Liabilities, damages and expenses may arise out of an insured or insurable occurrence under one or more of such Baltimore Management Shared Policies; provided, however, that nothing in this clause shall be deemed to constitute (or to reflect) an assignment of such Baltimore Management Shared Policies, or any of them, to Baltimore Management, and (ii) the Baltimore Management Policies.

     SECTION 10.2.  Post-Exchange Date Claims.

     (a) If, subsequent to the Exchange Date, any Person shall assert a claim against New ATAPCO or any of its Subsidiaries (including, without limitation, where New ATAPCO or its Subsidiaries are joint defendants with other Persons) with respect to any claim, suit, Action, proceeding, injury, loss, Liability, damage or expense incurred or claimed to have been incurred prior to the Exchange Date in or in connection with the conduct of the New ATAPCO Business or, to the extent any claim is made against New ATAPCO or any of its Subsidiaries (including, without limitation, where New ATAPCO or its Subsidiaries are joint defendants with other Persons), the conduct of the ATRECO Business, the Gateway Business, the Calvert Business or the Baltimore Management Business, and which claim, suit, Action, proceeding, injury, loss, Liability, damage or expense may arise out of an insured or insurable occurrence under one or more of the New ATAPCO Shared Policies, Baltimore Management shall, at the time such claim is asserted, as the agent and attorney-in-fact of New ATAPCO, assert and attempt to collect any related Insurance Proceeds under such New ATAPCO Shared Policy, and shall remit to New ATAPCO any and all Insurance Proceeds collected with respect to such asserted claim; provided, however, that New ATAPCO shall not be relieved of the primary responsibility for reporting such Insured Claim accurately, completely and in a timely manner.

     (b) If, subsequent to the Exchange Date, any Person shall assert a claim against ATRECO or any of its Subsidiaries (including, without limitation, where ATRECO or its Subsidiaries are joint defendants with other

                                   -65-
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

Persons) with respect to any claim, suit, Action, proceeding, injury, loss, Liability, damage or expense incurred or claimed to have been incurred prior to the Exchange Date in or in connection with the conduct of the ATRECO Business or, to the extent any claim is made against ATRECO or any of its Subsidiaries (including, wjoint defendants with other Persons), the conduct of the New ATAPCO Business, the Gateway Business, the Calvert Business or the Baltimore Management Business, and which claim, suit, Action, proceeding, injury, loss, Liability, damage or expense may arise out of an insured or insurable occurrence under one or more of the ATRECO Shared Policies, Baltimore Management shall, at the time such claim is asserted, as the agent and attorney-in-fact of ATRECO, assert and attempt to collect any related Insurance Proceeds under such ATRECO Shared Policy, and shall remit to ATRECO any and all Insurance Proceeds collected with respect to such asserted claim; provided, however, that ATRECO shall not be relieved of the primary responsibility for reporting such Insured Claim accurately, completely and in a timely manner.

     (c) If, subsequent to the Exchange Date, any Person shall assert a claim against Gateway or any of its Subsidiaries (including, without limitation, where Gateway or its Subsidiaries are joint defendants with other Persons) with respect to any claim, suit, Action, proceeding, injury, loss, Liability, damage or expense incurred or claimed to have been incurred prior to the Exchange Date in or in connection with the conduct of the Gateway Business or, to the extent any claim is made against Gateway or any of its Subsidiaries (including, without limitation, where Gateway or its Subsidiaries are joint defendants with other Persons), the conduct of the New ATAPCO Business, the ATRECO Business, the Calvert Business or the Baltimore Management Business, and which claim, suit, Action, proceeding, injury, loss, Liability, damage or expense may arise out of an insured or insurable occurrence under one or more of the Gateway Shared Policies, Baltimore Management shall, at the time such claim is asserted, as the agent and attorney-in-fact of Gateway, assert and attempt to collect any related Insurance Proceeds under such Gateway Shared Policy, and shall remit to Gateway any and alh asserted claim; provided, however, that Gateway shall not be relieved of the primary responsibility for reporting such Insured Claim accurately, completely and in a timely manner.

     (d) If, subsequent to the Exchange Date, any Person shall assert a claim against Calvert or any of its Subsidiaries (including, without limitation, where Calvert or its Subsidiaries are joint defendants with other Persons) with respect to any claim, suit, Action, proceeding, injury, loss, Liability, damage or expense incurred or claimed to have been incurred prior to the Exchange Date in or in connection with the conduct of the Calvert Business or, to the extent any claim is made against Calvert or any of its Subsidiaries (including, without limitation, where Calvert or its Subsidiaries are joint defendants with other Persons), the conduct of the New ATAPCO Business, the ATRECO Business, the Gateway Business or the Baltimore Management Business, and which claim, suit, Action, proceeding, injury, loss, Liability, damage or expense may arise out of an insured or insurable

                                   -66-
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

occurrence under one or more of the Calvert Shared Policies, Baltimore Management shall, at the time such claim is asserted, as the agent and attorney-in-fact of Calvert, assert and to attempt to collect any related Insurance Proceeds under such Calvert Shared Policy, and shall remit to Calvert all Insurance Proceeds collected with respect to such asserted claim; provided, however, that Calvert shall not be relieved of the primary responsibility for reporting such Insured claim accurately, completely and in a timely manner.

     (e) If, subsequent to the Exchange Date, any Person shall assert a claim against Baltimore Management or any of its Subsidiaries (including without limitation, where Baltimore Management or its Subsidiaries are joint defendants with other Persons) with respect to any claim, suit, Action, proceeding, injury, loss, Liability, damage or expense incurred or claimed to have been conduct of the Baltimore Management Business or, to the extent any claim is made against Baltimore Management or any of its Subsidiaries (including, without limitation, where Baltimore Management or its Subsidiaries are joint defendants with other Persons), the conduct of the New ATAPCO Business, the ATRECO Business, the Gateway Business or the Calvert Business, and which claim, suit, Action, proceeding, injury, loss, Liability, damage or expense may arise out of an insurable occurrence under one or more of the Baltimore Management Shared Policies, Baltimore Management shall, at the time it asserts such a claim, assert and attempt to collect any related Insurance Proceeds under such Baltimore Management Shared Policy, and shall retain all Insurance Proceeds with respect to such asserted claim; provided, however, that Baltimore Management shall not be relieved of the primary responsibility for reporting such Insured Claim accurately, completely and in a timely manner.

     SECTION 10.3.  Administration; Other Matters.

     (a) Administration. From and after the Exchange Date, Baltimore Management shall be responsible for (i) Insurance Administration of the Shared Policies and (ii) Claims Administration under such Shared Policies with respect to New ATAPCO Liabilities, ATRECO Liabilities, Gateway Liabilities, Calvert Liabilities and Baltimore Management Liabilities; provided that the assignment of such responsibilities to Baltimore Management is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim of a named insured under such Shared Policies as contemplated by the terms of this Agreement; and provided further that Baltimore Management's handling of the administrative responsibilities for the Shared Policies shall not relieve the party submitting any Insured Claim of the primary responsibility for reporting such Insured Claim accurately, completely and in a timely manner or of such party's authority to settle any such Insured Claim within any period permitted or required by the relevant Shared Policy. Baltimore Management may discharge its administrative responsibilities under this Section 10.3(a) by contracting for the provision of services by independent parties. Each of the parties hereto shall administer and pay any costs relating to defending its respective Insured

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Claims under Shared Policies to the extent such defense costs are not covered under such Shared Policies and shall be responsible for obtaining or reviewing the appropriateness of releases upon settlement of its respective Insured Claims under Shared Policies. The disbursements, out-of-pocket expenses and direct and indirect costs of employees or agents of Baltimore Management relating to Claims Administration and Insurance Administration contemplated by this Section 10.3(a) shall be treated in accordance with the terms of the Administrative Services Agreement, if still in effect with respect to insurance and risk management, or, if the Administrative Services Agreement shact to insurance and risk management, then each of New ATAPCO, ATRECO, Gateway, Calvert and Baltimore Management, as the case may be, shall each be responsible for its own Claims Administration and Insurance Administration.

     (b)  Exceeding Policy Limits.

          (i) Where New ATAPCO Liabilities and/or ATRECO Liabilities and/or Gateway Liabilities and/or Calvert Liabilities and/or Baltimore Management Liabilities, as applicable, are specifically covered under the same Shared Policy for periods prior to the Exchange Date, or covering claims made after the Exchange Date with respect to an occurrence prior to the Exchange Date, then from and after the Exchange Date New ATAPCO, ATRECO, Gateway, Calvert and Baltimore Management may claim coverage for Insured Claims under such Shared Policy as and to the extent that such insurance is available up to the full extent of the applicable limits of Liability of such Shared Policy (and may receive any Insurance Proceeds with respect thereto as contemplated by Section 10.2 or
          Section 10.3(c)), subject to the terms of this Section 10.3.

          (ii) Except as set forth in Section 10.3(c), New ATAPCO, ATRECO, Gateway, Calvert and Baltimore Management shall not be liable to one another for claims not reimbursed by insurers for any reason not within the control of New ATAPCO, ATRECO, Gateway, Calvert and Baltimore Management, as the case may be, including, without limitation, coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of an insurance carrier, Shared Policy limitations or restrictions, any coverage disputes, any failure to timely claim by New ATAPCO, ATRECO, Gateway, Calvert or Baltimore Management or any defect in such claim or its processing.

     (c) Allocation of Insurance Proceeds. From and after the Effective Time, Insurance Proceeds received under the Shared Policies shall be paid to Baltimore Management, which shall thereafter administer the Shared Policies by paying the Insurance Proceeds, as appropriate, to New ATAPCO with respect to New ATAPCO Liabilities, to ATRECO with respect to ATRECO Liabilities, to Gateway with respect to the Gateway Liabilities and to Calvert with respect to Calvert Liabilities. Baltimore Management shall retain the Insurance

                                   -68-
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Proceeds with respect to Baltimore Management Liabilities. Payment of the allocable portions of indemnity costs of Insurance Proceeds resulting from such Shared Policies will be made by Baltimore Management to the appropriate party upon receipt from the insurance carrier. In the event that the aggregate amount recoverable (by virtue of policy limits, insurer insolvency or similar reason) on any Shared Policies is exceeded by the aggregate of outstanding Insured Claims by two or more of the relevant parties hereto, such parties agree to allocate the Insurance Proceeds received thereunder based upon their respective percentage of the total of their bona fide claims which were covered under such Shared Policy (their "allocable portion of Insurance Proceeds"), and any party who has received Inllocable portion of Insurance Proceeds shall pay to the other party or parties the appropriate amount so that each party will have received its allocable portion of Insurance Proceeds pursuant hereto. Each of the parties agrees to use commercially reasonable efforts to maximize available coverage under those Shared Policies applicable to it, and to take all commercially reasonable steps to recover from all other responsible parties in respect of an Insured Claim to the extent coverage limits under a Shared Policy have been exceeded or would be exceeded as a result of such Insured Claim.

     (d) Allocation of Deductibles. In the event that two or more parties have Insured Claims under any Shared Policy for which a deductible is payable (which shall include the application of any retention), the parties agree that the aggregate amount of the deductible paid shall be borne by the parties in the same proportion which the Insurance Proceeds received by each such party bears to the total Insurance Proceeds received under the applicable Shared Policy (their "Allocable Share of the Deductible"), and any party who has paid more than such share of the deductible shall be entitled to receive from any other party or parties an appropriate amount so that each party has borne its Allocable Share of the Deductible pursuant hereto.

     SECTION 10.4. Agreement for Waiver of Conflict and Shared Defense. In the event that Insured Claims of more than one of the parties hereto exist relating to the same occurrence, the applicable parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense. Nothing in this Article X shall be construed to limit or otherwise alter in any way the obligations of the parties to this Agreement, including those created by this Agreement, by operation of law or otherwise.

     SECTION 10.5. Cooperation. The parties agree to use their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Agreement.








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ARTICLE XI.  MISCELLANEOUS

     SECTION 11.1. Complete Agreement; Construction. This Agreement, including the Schedules, and the Ancillary Agreements shall constitute the entire agreement among the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. Other than Section 4.19, Section 7.5 and Article IX, which shall prevail over any inconsistent or conflicting provisions in any Ancillary Agreement, notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, such Ancillary Agreement shall control.

     SECTION 11.2.  Ancillary Agreements.  Subject to the last sentence of
Section 11.1, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

     SECTION 11.3. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 11.4. Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement shall survive the Exchange Date. The provisions of this Agreement that assign responsibilities and duties to, and confer rights upon, Baltimore Management shall survive until Baltimore Management has been liquidated or the date on which New ATAPCO, ATRECO and Gateway cease to own in the aggregate among them at least 50% of the equity interests in Baltimore Management (except to the extent that Baltimore Management has assigned such responsibilities and duties to another entity prior to its liquidation).

     SECTION 11.5. Expenses. Except as otherwise set forth in this Agreement or any Ancillary Agreement, all costs and expenses incurred by ATAPCO on or prior to the Exchange Date (whether or not paid on or prior to the Exchange Date) in connection with the preparation, execution, delivery and required implementation of this Agreement and any Ancillary Agreement, the Information Statement and the Reorganization and the consummation of the transactions contemplated hereby, including, without limitation, filing fees and related transfer fees (whether incurred prior to or after the Effective
Time) with regard to the transfers contemplated pursuant to this Agreement or any Ancillary Agreement, shall be charged to and paid by ATAPCO on or prior to the Exchange Date or by Baltimore Management from the Shared Liability Account after the Exchange Date; provided, however, that all other internal costs and expenses incurred by each of the parties on or prior to the Exchange Date, shall be the responsibility of the party incurring such

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expense.  Except as otherwise set forth in this Agreement or any Ancillary
Agreement, all costs and expenses incurred after the Exchange Date, including those incurred in connection with the required implementation of this Agreement or any Ancillary Agreement, the consummation of the Reorganization or the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, shall be charged to and paid by the party incurring such costs and expenses. Except as otherwise set forth in this Agreement or any Ancillary Agreement, each party shall bear its own costs and expenses incurred after the Exchange Date. Any amount or expense to be paid or reimbursed by any party hereto to any other party hereto shall be so paid or reimbursed within ten business days after the existence and amount of such obligation is determined and demand therefor is made.

     SECTION 11.6. Notices. All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

          To AI or ATAPCO:

          American Trading and Production Corporation
          The Blaustein Building
          Suite 2400
          One North Charles Street
          Baltimore, Maryland  21201
          Telecopy:  (410) 347-7151
          Attention:  Daniel B. Hirschhorn

          with a copy to:

          Arnold & Porter
          Thurman Arnold Building
          555 Twelfth Street, N.W.
          Washington, D.C.  20004-1202
          Telecopy:  (202) 942-5999
          Attention:  Thomas R. Dwyer

          To ATRECO:

          American Trading Real Estate Company, Inc.
          The Blaustein Building
          Suite 1400
          One North Charles Street
          Baltimore, Maryland  21201
          Telecopy:  (410) 347-7280
          Attention:  Louis B. Thalheimer

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          with a copy to:

          Morris, Nichols, Arsht & Tunnell
          1201 N. Market Street
          P.O. Box 1347
          Wilmington, DE  19899-1347
          Telecopy:  (302) 658-3989
          Attention:  A. Gilchrist Sparks

          To Gateway:

          Gateway Gathering & Marketing Company
          The Blaustein Building
          23rd Floor
          One North Charles Street
          Baltimore, Maryland  21201
          Telecopy:  (410) 347-7081
          Attention:  Edward L. Rosenberg

          with a copy to:

          McGuire, Woods, Battle & Boothe LLP
          1050 Connecticut Avenue, N.W.
          12th Floor
          Washington, D.C.  20036
          Telecopy:  (202) 828-2980
          Attention:  Clive R.G. O'Grady

     SECTION 11.7. Waivers. The failure of any party to require strict performance by any other party of any provision in this Agreement will not waive or diminish that party's right to demand strict performance thereafter of that or any other provision hereof.

     SECTION 11.8. Amendments. Subject to the terms of Section 11.15 hereof, this Agreement may be modified or amended only by an agreement in writing signed by each of the parties hereto. From and after 4:00 p.m. on December 30, 1998 through the Effective Time, this Agreement may not be modified or amended without the written consent of the ATAPCO stockholders, directly or through their attorneys-in-fact.

     SECTION 11.9.  Assignment.

     (a) This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other parties hereto, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.



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     (b)  New ATAPCO will not distribute to its stockholders any interest in
New ATAPCO or any New ATAPCO Subsidiary, by way of a spin-off distribution, split-off or other exchange of interests in New ATAPCO or any New ATAPCO Subsidiary for any interest in New ATAPCO held by New ATAPCO stockholders, or any similar transaction or transactions, unless the distributed New ATAPCO Subsidiary undertakes to each of ATRECO and Gateway to be jointly and severally liable for all New ATAPCO Liabilities hereunder.

     (c) ATRECO will not distribute to its stockholders any interest in ATRECO or any ATRECO Subsidiary, by way of a spin-off distribution, split-off or other exchange of interests in ATRECO or any ATRECO Subsidiary for any interest in ATRECO held by ATRECO stockholders, or any similar transaction or transactions, unless the distributed ATRECO Subsidiary undertakes to each of New ATAPCO and Gateway to be jointly and severally liable for all ATRECO Liabilities hereunder.

     (d) Gateway will not distribute to its stockholders any interest in Gateway or any Gateway Subsidiary, by way of a spin-off distribution, split-off or other exchange of interests in a Gateway or a Gateway Subsidiary for any interest in Gateway held by Gateway stockholders, or any similar transaction or transactions, unless the distributed Gateway Subsidiary undertakes to each of New ATAPCO and ATRECO to be jointly and severally liable for all Gateway Liabilities hereunder.

     (e) For ten years after the Effective Time, or such shorter time period as the parties agree to in writing, neither New ATAPCO, ATRECO nor Gateway may (i) enter into any transaction involving a merger,ny such transaction expressly assumes and agrees to be liable for the obligations of the relevant party under this Agreement, or (ii) dispose of all or substantially all of its assets unless the entity purchasing such assets expressly assumes and agrees to be liable for the obligations of the relevant party under this Agreement. If ten years after the Effective Time there is still a matter in dispute between any of the parties regarding a matter hereunder, the ten-year time period provided for in this Section 11.9(e) will be extended until the matter in dispute is resolved.

     SECTION 11.10. Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

     SECTION 11.11. Termination. Subject to applicable law, this Agreement and the Reorganization may be terminated by the board of directors of ATAPCO at any time prior to the Effective Time. In the event of such termination, no party shall have any Liability of any kind to any other party or any other Person.

     SECTION 11.12. Subsidiaries. Each of the parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary

                                   -73-
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of such party or by any entity that is contemplated to be a Subsidiary of such party after the Effective Time.

     SECTION 11.13.  Third Party Beneficiaries.  Except as provided in
Article VI relating to Indemnitees and Article IV relating to the stockholders of the parties hereto, this Agreement is solely for the benefit of the parties hereto and their respective Subsidiaries and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

     SECTION 11.14. Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     SECTION 11.15. Schedules. The Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. In the event of any inconsistency between the terms of any Schedule and the terms set forth in the main body of the Agreement, the terms of the Schedule shall govern. The parties have approved the material items to be reflected in the Schedules. The parties agree that the Schedules may be amended or modified with the approval of each of the parties in any manner consistent with the terms of this Agreement or any Ancillary Agreement at any time prior to the Effective Time.

     SECTION 11.16. GOVERNING LAW. THIS AGREEMENT AND ALL DEALINGS OF THE PARTIES WITH RESPECT TO THE MATTERS ADDRESSED HEREIN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND (WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF) APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF MARYLAND.

     SECTION 11.17. Consent to Jurisdiction. Without limiting the provisions of Article IX hereof, each of the parties irrevocably submits to the exclusive jurisdiction of (a) the Circuit Court, 3rd Judicial Circuit, Baltimore County, Maryland, and (b) the United States District Court for the District of Maryland, for the purposes of any suit, Action or other proceeding arising out of this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby. Each of the parties agrees to commence any Action, suit or proceeding relating hereto either in the United States District Court for the District of Maryland or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Circuit Court, 3rd Judicial Circuit, Baltimore County, Maryland. Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any Action, suit or proceeding in Maryland with respect to any matters to which it has submitted to jurisdiction in this Section 11.17. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any Action,

                                   -74-
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suit or proceeding arising out of this Agreement, or any Ancillary Agreement, or the transactions contemplated hereby or thereby in (i) the Circuit Court, 3rd Judicial Circuit, Baltimore County, Maryland, or (ii) the United States District Court for the District of Maryland, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     SECTION 11.18. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

































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          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.


                          AMERICAN TRADING AND PRODUCTION CORPORATION


                          By:    \s\  Louis B. Thalheimer
                               -------------------------------------------
                               Title:  Chairman of the Board and Chief
                                         Executive Officer


                          AMERICAN TRADING REAL ESTATE COMPANY, INC.


                          By:    \s\  Alan E. Kerry
                               -------------------------------------------
                               Title:  President and Chief Operating Officer


                          GATEWAY GATHERING AND MARKETING COMPANY


                          By:    \s\  Alan G. Choate
                               -------------------------------------------
                               Title:  Vice President and Secretary


                          ATAPCO, INC.


                          By:    \s\  Hans Fristedt
                               -------------------------------------------
                               Title:  President
















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